             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                         FORM SB-2
                    REGISTRATION STATEMENT
                Under the Securities Act of 1933


               NOVA PHARMACEUTICAL, INC.
(Exact name of registrant as specified in our charter)

   Nevada                 2834                 510380412
 (State of      Primary Standard Industrial    (Federal
Incorporation)  Classification Code Number   identification
                                                Number)

                 Nova Pharmaceutical, Inc.
                    31712 Casino Drive
                        Suite 7B
                  Lake Elsinore, Ca 92530
           (Address of principal executive office)

  Registrant's Telephone No. with area code: 909-245-4657

                      Samuel Wierdlow
                      1400 Colorado St
                      Boulder City, NV 89005
  (Name, address, and telephone number of agent for service)

                        with copy to:
                        Jody M Walker
                       Attorney at Law
                      7841 Garfield Way
                     Littleton, Co  80122

Approximate date of commencement of proposed sale to the Public: As soon as practicable following the date on which this Registration
Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following Box: [x]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ].

           CALCULATION OF REGISTRATION FEE

Title of each      Amount to be    Proposed     Proposed         Amount of
  Class of         registered      Offering     Aggregate       Registration
 Securities                         Price     Offering Price       Fee
Common stock
$.001 par value(1) 3,795,616         1.25(3)    $4,744,520         $1,318.98

Common stock
$.001 par value(2)   390,335         1.25(3)    $  487,919         $  135.64

Total              4,185,951                    $5,232,439         $1,454.62

(1) Represents common stock being registered on behalf of Selling Security Holders
(2)Represents common stock being registered on behalf of Nova Pharmaceutical Debt Restructuring Trust
(3)Represents closing price on the OTC Bulletin Board on May 15, 2000.

The registrant hereby amends this registration statement on date or dates as may be necessary to delay it effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       PROSPECTUS

                 Nova Pharmaceutical, Inc.

 3,795,616 common shares on behalf of selling security holders

 390,335 common shares on behalf of our Debt Restructuring Trust Fund


           Nasdaq OTC Bulletin Board          NOVX
           Last reported sale price -
              May 15, 2000                    $1.25

We will not receive any cash or other proceeds in connection with the subsequent sale by selling security holders.

Each selling security holder may be deemed to be an underwriter under the Securities Act of 1933.


Consider carefully the risk factors beginning on page 5 in this prospectus.


Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement
filed with the Securities and Exchange Commission is effective.   This
prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


This prospectus is dated May 16, 2000.

                   TABLE OF CONTENTS

                                                       Page
SUMMARY                                                 5

RISK FACTORS                                            5

SELLING SECURITY HOLDERS                                7

USE OF PROCEEDS                                         7

MARKET FOR COMMON STOCK                                 8

DIVIDEND POLICY                                         8

NOVA PHARMACEUTICAL,INC.                                8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS         13

MANAGEMENT                                              16

EXECUTIVE COMPENSATION                                  17

PRINCIPAL STOCKHOLDERS                                  18

RELATED PARTY TRANSACTIONS                              19

DESCRIPTION OF SECURITIES                               21

PLAN OF DISTRIBUTION                                    21

LEGAL MATTERS                                           22

EXPERTS                                                 23

WHERE YOU CAN GET INFORMATION                           23

INDEX TO FINANCIAL STATEMENTS                           24

PART II

INDEMNIFICATION OF OFFICERS AND DIRECTORS               48

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION             48

RECENT SALES OF UNREGISTERED SECURITIES                 48

EXHIBIT INDEX                                           48

                              SUMMARY

The following summary is qualified in our entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this prospectus.

                  Nova Pharmaceutical, Inc.
                 31712 Casino Drive Suite 7B
                    Lake Elsinore, Ca 92530
                         909-245-4657

Nova.            Nova was incorporated in Nevada on January 8, 1998.
We manufacture and market nutritional supplements under brand names of Nova Naturals, NxTrim, NxBloc, and Gold's Gym Nutrition. Nova's strategy is to concentrate on product development and marketing of nutritional supplements. Nova uses third party contractors for manufacturing and distribution. Nova sells our products to food, drug, health food, mass merchandise, fitness center, and other retail chains.
We market our products directly to the consumer through, television, radio, magazines, and newspaper advertising.

Sales by Selling
Security Holders We are registering common shares on behalf of selling security holders in this prospectus. We are not selling any common shares on behalf of selling security holders and have no control or affect on these selling security holders.

Use of Proceeds   We will not receive any proceeds from the sale of
common shares by selling shareholders.

Proceeds from the sale of the common stock contributed to the Nova Pharmaceutical, Inc. Debt
Restructuring Trust will be used to pay down Nova's restructured trade debt.

Dividends        We have never paid a cash dividend on our common
stock and do not plan to pay any cash dividends on our common stock in the foreseeable future.

Market for our
   common stock  There is a limited market for our common stock   Our
common stock is quoted on the Nasdaq OTC Bulletin
Board under the symbol NOVX.

Transfer Agent   Signature Stock Transfer, Inc. located at 14675
Midway Road Suite 221 Dallas Tx, 75244 acts as our transfer agent.


                      RISK FACTORS

1. We have not been profitable since inception and have no certainty of future operating results.

At March 31, 2000, we had no cash or cash equivalents and working
capital of $1.4 million.   We have generated a net loss of $582,000
for the fiscal year ended December 31, 1998, a net loss of $2,423,000 for the year ended December 31, 1999, and a net loss of $1.1 million for the quarter ended March 31, 2000.

2. If we do not receive additional financing, we may not be able to develop our business and you could lose your entire investment.

We require a significant amount of capital to continue planned
operations.   Our ability to continue as a going concern is dependent
on our ability to secure an adequate amount of capital to finance anticipated losses and planned principal operations.

3. We rely on third party organizations for manufacturing, distribution and sales. We cannot assure you that these organizations will continue to meet our growing need to expand our product lines.

Our ability to expand our product line could be limited if one or more
of these critical organizations cannot fulfill our needs.   We cannot
assure you that we will be able to find an economically feasible replacement on a timely basis.

4.    The market success for our new products is potentially long and
uncertain.   We cannot assure you that the retail trade will accept
our new products.

We cannot assure you that our marketing efforts will result in consumer initial and repeat purchase of our products.

5. If our common stock has no active trading market, you may not be able to sell your common shares easily.

We do not have an active public market for our common shares. We cannot assure you that an active public market will ever develop.
Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

6. We have made forward looking statements that may not prove to be correct.

The statements contained in this prospectus that are not historical fact are forward-looking statements as the term is defined in the Reform Act, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions provided in
Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with this initial public offering.

Because of the number and range of the assumptions underlying the our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of Nova, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are made with the best estimates of management prepared in good faith and based on current expectations. We will not update this information other than required by law. Therefore, the actual experience of Nova and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by Nova or any other person that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

7. We do not meet the requirements for our stock to be quoted on NASDAQ and the tradability in our stock will be limited under the penny stock regulation.

We may never meet the requirements to be quoted on NASDAQ. We are quoted on the OTC Bulletin Board.

If the trading price of our common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and our associated risks. Such requirements severely limit the liquidity of the common stock in the secondary market because few broker or dealers are likely to undertake such compliance activities. Generally, the term penny stock refers to a
stock with a market price of less than $5.00 per share.   A market in
our stock may never develop due to these restrictions.

8. The selling security holders may have liability because of their status as underwriters.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters.

9. We have anti-takeover provisions in our certificate of incorporation and bylaws under Nevada law which could limit the price investors may be willing to pay in the future for our common shares.

Unless our board of directors approve a takeover or change in control, some of the provisions of Nevada law and the our certificate of incorporation and Bylaws may have the effect of delaying, deterring or preventing a future takeover or change in our control unless such takeover or change in control is approved by our Board of Directors. These provisions also may render the removal of directors and management more difficult. These provisions could limit the price that certain investors might be willing to pay in the future for our common shares.

These provisions of Nevada law and our certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of our control (including unsolicited takeover attempts), even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

--------------------------------------
        SELLING SECURITY HOLDERS
--------------------------------------

Nova shall register pursuant to this prospectus 4,185,951 common shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling security holders.

Name                        Total Number         Amount         % Owned         Number of         % Owned
                              Owned               Being           Before       Shares Owned         After
                            Currently           registered       offering      After offering      offering

Ralph Mann, Officer,
  Director               6,086,583              2,000,000 (1)      39.25%        4,086,583          26.35%
Fordee Management Co.
  Consultant to Nova       500,000                250,000           3.22%          250,000           1.61%
Diana Snow Trust           756,070                476,000           4.88%           75,000            .48%
Gerald Romero Trust        527,931                332,605           3.40%          195,236           1.26%
A-Z Professional
  Consultants, Inc
  Consultant to Nova       771,666                696,666           4.98%          280,070           1.81%
OTC Vision, Inc
  Consultant to Nova         5,000                  5,000            .03%             -0-               0%
The Creative
  Network, Inc.
  Consultant to Nova         7,920                  7,920            .05%             -0-               0%
Promotions Distributor
  Services Corp.
  Vendor to Nova            27,425                 27,425            .18%             -0-               0%
Nova Pharmaceutical, Inc.
  Debt Restructuring
  Trust                    390,335                390,335 (1)       2.52%             -0-               0%

(1)	Shares to be sold are subject to debt service agreements, which require sale to meet monthly payment. Payments due are relatively evenly spread out over a twelve to eighteen month time periods.

The above table assumes the sale of all of the common shares being registered on behalf of selling security holders.

                       USE OF PROCEEDS

Nova will not receive any proceeds from the sale of the shares of common stock by the selling security holders pursuant to this prospectus.

On March 31, 2000, Nova established the Nova Pharmaceutical, Inc. Debt Restructuring Trust. Upon issuance of 390,335 shares of Nova's common stock to this trust, Nova recorded an asset entitled Debt Restructuring Trust Fund in the amount of $703,620. The trust is dedicated to paying down Nova's restructured trade debt over an 18 month time period. As the trust sells the shares and pays down the restructured debt, the Debt Restructuring Trust Fund asset will be reduced and Nova's restructured trade debt will be reduced.

                 MARKET FOR COMMON STOCK

Our common shares are quoted on the OTC Bulletin Board under the symbol NOVX and trading began on January 4, 2000. Before our common shares were quoted on the OTC Bulletin Board, our common shares were listed on the NQB Pink Sheets starting in March of 1999. The following table shows quarterly low and high bid information for our common shares from inception through May 15, 2000.

                      Low Bid        High Bid
First Qtr 1998 (1)    $ 3.50          $ 4.00

Second Qtr 1998 (1)   $ 3.50          $ 3.50

Third Qtr 1999 (1)    $  .125         $ 3.50

Fourth Qtr 1999 (1)   $  .125         $  .15

First Qtr 2000 (2)    $  .125         $ 3.00

Second Qtr 2000 (3)   $  .625         $ 1.97

(1)   NQB Pink Sheets commencing March of 2000.
(2)   OTC Bulletin Board commencing January of 2000
(3)   OTC Bulletin Board through May 15, 2000


                    DIVEDEND POLICY

We have never paid a cash dividend on our common stock and do not plan to pay any cash dividends on our common stock in the foreseeable future.

                    NOVA

Organization.

Nova was incorporated on January 8, 1998 in Nevada. On January 8, 1998, subsequent to incorporation, we purchased a portion of the assets and liabilities of Canyon Fitness Center, Inc., a California corporation. Canyon Fitness Center, Inc. was doing business as Canyon Fitness Center, Canyon Fitness Center Weight Loss Clinic, Nova Weight Loss Clinic and Nova International. Nova purchased the assets and liabilities related to the weight loss management and weight loss supplement businesses.

Nova did not purchase the fitness center operations of Canyon Fitness Center, Inc., which was then owned by Showtime Partners. Included in the liabilities assumed in the purchase from Canyon Fitness Center was a group of debtors, who, by converting their debt into common stock, along with minor negotiated equity adjustments, formed the initial capitalization of Nova.

Ralph Mann           1,400,000 shares     $ 618,995 debt
Showtime Partners    1,037,000 shares     $ 333,840 debt
Dr Carlos Schmidt      250,000 shares     $     -

Ralph Mann is a director and chief executive officer of Nova. Dr. Carlos Schmidt is a director of Nova. Showtime Partners is a partnership consisting of 21 irrevocable trusts whose beneficiaries are all related to Ralph Mann.

Formulation ($450,000), prepaid royalties ($200,000), and prepaid licensing ($300,000) were included in the assets purchased. The formulation and prepaid licensing assets reflect the capitalized costs incurred by Canyon Fitness Center in the development, testing, and
patent registration of the formula, NxTrim.   These assets were
purchased subject to a license and royalty agreement.

Under the terms of the agreement, we obtained world wide manufacturing and marketing rights to the formula, NxTrim. In exchange, we are obligated to pay a royalty of .00625% of net sales on the product NxTrim, after the amortization of $200,000 prepaid royalties purchased from Canyon Fitness Center. The term of the agreement is 10 years, with a 10-year renewal at the option of the licensor. The terms also include a minimum annual royalty of $25,000, and a cost of living adjustment.

The license and royalty agreement was issued to Canyon Fitness Center, Inc. by a group consisting of Ralph Mann, Showtime Partners, and Ralph Mann Trusts 1-21 (partners in Showtime Partners). The royalty agreement was assigned to Nova in the asset purchase transaction. On Aug 7, 1997, a patent application had been filed for the NxTrim formula for use as a weight loss supplement. The patent was subsequently issued on July 20, 1999 (Patent Number 5,925,377).

We completed a reverse acquisition as of May 7, 1998. Nalbando Enterprises, Inc., an inactive Nevada Corporation, purchased all the assets and liabilities of Nova Pharmaceutical, Inc. (an operating Nevada Corporation). Nalbando Enterprises, Inc., the surviving corporation, immediately changed our name to Nova Pharmaceutical, Inc. The original Nova Pharmaceutical, Inc., having sold all assets and liabilities, became an inactive corporation. Financial results as presented represent the activity for the entire reporting period of the original operating Nova Pharmaceutical, Inc. and the minimal incorporation activity for Nalbando Enterprises, Inc.

To reflect the true substance of the transaction, the acquisition was treated financially as a purchase of Nalbando stock by Nova Pharmaceutical, Inc, accompanied by a reorganization to the resulting Nalbando capital structure. No goodwill or intangible assets were recorded in this transaction. The purpose of this merger was to provide additional capital expansion opportunities to Nova.

Industry Overview.

According to the Nutrition Business Journal, the U.S. nutrition
industry grew 11% to $23.2 billion in 1997.   Growth rates ranged from
13% to 16% from 1994 to 1996. Future growth is forecasted to continue to add $2.2 to $2.8 billion a year up to the year 2001. Growth in the past few years has been accomplished by expansion in distribution as more products have found their way into more health food stores, penetrated further into the mass market, and into the still expanding non-retail channels.

NBJ has estimated the growth of the supplement segment at 13% in 1997 to $12.7 billion, which, when compared to the 6% growth in the $92 billion drug and medicine market, indicates that the expansion is continuing at the expense of the traditional markets. Per NBJ, continuation of this cycle could result in the nutrition industry growing to over $90 billion or 10% of the food, drug, and health store markets by the year 2012.

Over the past several years, public awareness of the positive effects of nutritional supplements on health has been heightened by widely publicized reports and medical research findings indicating a correlation between the consumption of nutrients and the reduced incidence of certain diseases. These reports have indicated that the United States government and universities generally have increased sponsorship of research relating to nutritional supplements.

In addition, Congress has established the Office of Alternative Medicine within the National Institutes of Health to foster research into alternative medical treatment modalities, which may include natural remedies. Congress has also recently established the Office of Dietary Supplements in the National Institutes of Health to conduct and coordinate research into the role of dietary supplements in maintaining health and preventing disease.

According to NBJ, the percentage of U.S. households that purchase supplements (30% for herbs to 65% for multivitamins) is expected to rise to 50% to 75% depending on which of the many consumer surveys you believe. The number of shoppers who have consumed supplements, alternative medicines, or natural products, or who have a high awareness of them are also rising, paving the way for even greater numbers of paying customers.

Brands and Products.

Nova markets our branded products in three principal categories of nutritional supplements:
-   sports nutrition
-   vitamins, minerals and herbs
-   diet

Nova believes that offering our customers a wide variety of products provides us an opportunity to capture an increasing share of the growing nutritional supplement market. Nova's brand names are supported by significant advertising and marketing expenditures.

Sports Nutrition

Nova's Gold's Gym sports nutrition line includes a wide variety of products designed to enhance athletic performance and support the results derived from exercise programs. The target customers for Nova's Gold's Gym sports nutrition products are athletes, bodybuilders and fitness enthusiasts. Nova's Gold's Gym sports nutrition products are intended to generally enhance the consumer's ability to control weight, support muscle growth, lose fat and increase energy levels and stamina. Nova's Gold's Gym sports nutrition products deliver nutritional supplements through a variety of forms, including powdered drink mixes, tablets, capsules, and nutrition bars. The price range for these products is, retail $10.80 to $39.96 with a wholesale of $5.40 to $19.98.

Nova launched our Gold's Gym Nutrition line of products in July of 1999. The Gold's Gym name has been a highly recognized name in the health and fitness Industry. The conclusion of a consumer awareness study conducted by Colton Bernard Inc. was: "Clearly, Gold's Gym is perceived as a national brand by a national public. Only the "sneaker" brands, with their huge advertising and marketing budgets and deep product penetration of multiple tiers, have a significantly greater awareness among consumers than Gold's Gym."

Vitamins, Mineral and Herbs

Nova markets a complete line of vitamins and minerals, including multivitamins, multiminerals, and antioxidants. These products are offered in various forms, including tablets, capsules, and softgels. Herbs and phytonutrients, which are a growing category in the nutritional supplement industry, are alternatives or complements to over-the-counter pharmaceutical products for consumers who seek a more natural and preventative approach to their health care.

Diet

According to the Information Resources Inc. report (52 week ending October 10, 1999), Nova's diet aid item, NxTrim, is California's number one selling diet item per store in the drug class of trade, and the nation's number 18 selling diet item. NxTrim utilizes amino acids, vitamins, and herbs to promote weight control. In a 90 day double-blind clinical study conducted by Nova, subjects using NxTrim combined with a sensible diet and exercise program, lost an average of 27 pounds with no adverse side-effects. Participants using a placebo lost an average of 10 pounds. Nova is also currently marketing NxBloc,
our second release in the diet aid category.   NxBloc contains a fiber
blend that is designed to bind to ingested fat, making fat particles too large to be absorbed by the body. NxBloc is currently available in over 5,000 retail outlets nationwide.

Nova's diet aid products are specifically formulated, packaged and priced to appeal to a wide variety of consumers with different demographic characteristics and physiological needs. The price range for these products is, retail $15.99 to $19.99 with a wholesale price of $7.50 to $12.50.

Sales and Distribution.

Nova's products are currently sold in over 15,000 retail outlets nationwide. Nova's customers in the mass volume retail channel include: Mass merchandisers - Wal-Mart and Fedco; Drug stores - American Stores, Rite Aid, Longs Drug Stores, Drug Emporium; Supermarkets - Albertson's, Giant, Fred Meyer, Ralph's, and Smith's.

Customers exceeding 10% of Nova's volume in the year ended 12-31-98 include, Longs Drug Stores, American Stores, and Wal-Mart. Customers exceeding 10% of Nova's volume in the year ended 12-31-99 include, Longs Drug Stores, American Stores, and Rite-Aid. These chains are among the first in which Nova attained distribution. As Nova's expansion into other chains continues, there should be no chains exceeding 10% of the total volume. Nova pursues a multi-channel distribution strategy in order to participate in the growth being experienced in each of these channels

Contracted Services.

Nova has established a nation wide network of brokers which provides existing key relationships with major chain buyers in all classes of trade. Nova utilizes contract manufacturers to provide high quality, effective research and manufacturing capabilities. In addition Nova utilizes a large distribution fulfillment house to provide excellent, cost efficient distribution services. The team of brokers, manufacturers, and distribution specialists established by Nova provides an efficient, competitive, cost effective, low fixed overhead base from which Nova can effectively increase it's share of the growing nutritional supplement markets. Nova is able to take advantage of the experience and talent pool of these contracted larger firms on an as needed basis without having the fixed expense of internal staffing. In the areas of raw material and freight purchasing, Nova is able to share in the cost savings related to the purchasing power of their larger contractors.

Marketing and Customer Sales Support.

As noted above, Nova has demonstrated our leadership ability in the supplement industry through NxTrim's attainment of the number one ranking in the California drug trade, and number 18 nationally. Nova intends to broaden our leadership position in the nutritional supplement industry. Nova's strategy includes:

   - expanding distribution of our portfolio of established brands through effective consistent advertising to increase our share of the nutritional supplement market,
   - developing new brands and product line extensions through efficient utilization of research capabilities of internal staff, contract manufacturers, raw material suppliers, and consultants,
   - increasing national distribution through effective management of broker network.

A key part of Nova's strategy is to help educate consumers about innovative, safe and beneficial nutritional supplement products. Nova's marketing and advertising expenditures totaled $616,991 in fiscal 1999 and $658,327 in fiscal 1998. Nova has promoted our products in consumer magazines (VOGUE and WOMAN'S DAY), and trade magazines (BETTER NUTRITION, LET'S LIVE, CHAIN DRUG REVIEW, NATURAL HEALTH, AND NATURAL LIVING). In addition, Nova advertises in most major market newspapers (LA TIMES, NEW YORK TIMES, BOSTON GLOBE, and CHICAGO TRIBUNE). Nova also utilizes national free standing inserts, which include a coupon, to add additional consumer incentive to purchase Nova's products.

Nova maintains Internet web sites at www.Novanx.com, and www.goldsgymnutrition.com.

Manufacturing and Product Quality.

Nova is very selective in choosing manufacturers, requiring experienced technical and research staffs, sufficient manufacturing capability, good manufacturing practices, and an excellent contract manufacturing reputation. Our management verifies, through product sample review, reference checks, and production equipment review, that the manufacturers are capable of obtaining the highest quality raw materials in the world, and that they have the productive capability to meet the growing demand for nutritional supplement products while maintaining high product quality standards. In order to assure adequate capacity and product availability Nova maintains on-going contact with additional manufacturers of similar capabilities.

Nova's contracted manufacturers are equipped with microbiological and quality control laboratories. Production is evaluated using state of the art testing procedures and equipment. Additional testing includes, shelf life stability testing to determine the effects of aging, certified outside laboratories to evaluate Nova's manufacturers laboratory performance and to supplement testing capabilities, and certification of raw material quality of critical ingredients. Nova currently utilizes two different contract manufacturers to manufacture all of our products. Universal Nutrition,Inc. manufactures NxTrim on a purchase order by purchase order basis. The purchase order requires that Nova be named additional insured on their product liability insurance policy.

The contract with Nutripharmaceuticals, Inc. requires exclusive manufacturing right for all Gold's Gym products developed in conjunction with Nutripharmaceuticals for the life of the Gold's contract. Other significant terms of the contract include; price increases are limited to raw material cost increases, termination is due only for cause not rectifiable in 30 days, and Nutripharmaceuticals must maintain product liability of at least $10,000,000 and name Nova as an additional insured. Research and development of products is done by Nutripharmaceuticals for Nova at no charge. This service is provided in order to attain future production revenues as a result of developing successful new products.

Product Research and Development.

We believe it is important to develop new products in the nutritional supplement industry in order to increase market share by capitalizing on new market opportunities, and to strengthen relationships with customers by meeting their constantly changing demands. To support our commitment to research and development, Nova utilizes the capabilities of our internal staff coupled with the staffs of each of their contract manufacturers. In addition, Nova maintains strong relationships with raw material suppliers, who are often the first entities to identify new opportunities. Because of the competitiveness in the contract manufacturing industry and in the raw material supply industry, Nova is able to obtain excellent research and development without cost to Nova. Beyond the research and formulation done by Nova's contract manufacturers, Nova `s internal expenditures for research and development are estimated at $88,000 for the year ended 12-31-98, and $30,000 for the year ended 6-30-99.

Competition.

The market for the sale of nutritional supplements is highly competitive. Competition is based principally upon price, quality of products, customer service and marketing support. Nova's position on pricing is to reach parity, unless the particular product has a significant marketing point of difference warranting a premium to competition. Nova's position on quality as described in the above section is to utilize the highest quality raw materials and to have product manufactured consistently according to good manufacturing practices. Nova's customer service is supported by very conscientious employees, and by a large, professional distribution fulfillment house. Nova's marketing support includes an aggressive newspaper and magazine advertising programs, coupons, customer cooperative advertising, and customer product display programs.

In the future, Nova believes that it will be able to compete effectively in the nutritional supplement industry. Essential to being able to compete effectively is the continuation of Nova's aggressive advertising and promotion programs, which have made NxTrim the number one selling item in the California Drug trade. Utilizing this approach, Nova anticipates attaining profitability when the number of stores selling Nova products exceed 35,000 of the more than 117,000 stores in the drug, food, health, and mass merchandise trades. When the stores exceed 35,000, the national advertising campaign costs are covered, and stores above that number require significantly less additional advertising dollars. Currently Nova is selling in approximately 15,000 stores.

As the nutritional supplement industry grows and evolves, Nova believes retailers will rely heavily on suppliers, such as Nova, that can respond quickly to new opportunities, support them with production capacity and flexibility, and provide high margin products. Nova's staff constantly stays in tune with consumers, seeking new product ideas from the various news sources, magazines, gyms, internet research, suppliers, and manufacturers. Utilizing the resources of our staff, manufacturers, and suppliers, Nova is able to quickly and effectively develop the kind of imaginative, multi functional, value added products which meet current consumer needs and provide high margins required for support by the retail trades.

Government Regulation.

The manufacturing, packaging, labeling, advertising, distribution and sale of Nova's products are subject to regulation by one or more governmental agencies, the most active of which is the Food and Drug Administration, which regulates Nova's products under the Federal Food, Drug, and Cosmetic Act and related regulations. The FDCA has been amended several times with respect to dietary supplements, most recently, by the Nutrition Labeling and Education Act of 1990, and DSHEA. Nova's products are also subject to regulation by the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. Nova's activities are also regulated by various agencies of the states, and localities to which Nova distributes our products. The FTC, which exercises jurisdiction over the advertising of nutritional and dietary supplements under the Federal Trade Commission Act, has in the past several years instituted enforcement actions against several nutritional supplement companies alleging false and misleading advertising of certain products. These enforcement actions have resulted in the payment of fines and/or consent decrees by certain of the companies involved.

Nova may be subject to additional laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities, to the repeal or amendment of laws or regulations, or to more stringent
interpretations of current laws or regulations.   Nova is unable to
predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require reformulation of certain products to meet new standards, recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation. Any or all such requirements could have a material adverse effect on Nova's results of operations and financial condition.

Product Liability Insurance.

Because Nova's products are ingested, we face the risk that materials used may be contaminated with substances that may cause sickness or other injury to persons who have used them. Although Nova's manufacturing alliances maintain production and operating standards designed to prevent such events, certain portions of the process of product development, including the production, harvesting, storage and transportation of raw materials and finished goods are not within the control of Nova. Furthermore, sickness or injury to persons may occur if products manufactured by Nova are ingested in a manner exceeding the dosage recommended on the product label. Nova cannot control misuse of our products by consumers, or the marketing, distribution and resale of our products by our customers. With respect to product liability claims, Nova has product liability insurance of $5 million, and Nova's manufacturing alliances carry product liability insurance coverage up to $10 million. Nova's product liability insurance does not cover non-safety claims relating to Nova's products, such as noncompliance with label claims or similar matters.

           MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At

March 31, 2000, we had no cash and cash equivalents of and working capital of $1.4 million. We generated a net loss of $582 thousand for the fiscal year ended December 31, 1998, a net loss of $2.4 million for the year ended December 31, 1999, and a net loss of $1.1 million for the quarter ended March 31, 2000. Because of the advertising and promotion investment required to expand nationally, we are anticipating net losses to continue for the first remainder of fiscal 2000. Nova will require a significant amount of capital to continue our planned operations. Accordingly, our ability to continue as a going concern is dependent upon our ability to secure an adequate amount of capital to finance our anticipated losses and planned principal operations.

Nova has successfully concluded a written debt restructuring plan in which $1,118,155 of shareholder and vendor debt was agreed to be converted into common stock, and $363,499 of past due vendor debt was agreed to be converted to payment plans over 12 to 18 months beginning June 1, 2000. In order to meet required payments to all vendors, Nova must raise additional capital, and reestablish a positive cash flow from continuation of the advertising and support for it's brands.

As of March 31, 2000, Nova had not been successful in obtaining the additional capital. In the board of directors' opinion, Nova would not be able to attract additional capital, and reestablish a positive cash flow by the time the restructured debt payments were to begin in June of 2000. Therefore, the board of directors established the Nova Pharmaceutical Debt Restructuring Trust Fund. This trust has received shares of common stock from Nova for the sole purpose of selling the shares to pay restructured trade debt over an 18 month period beginning June 1, 2000. The trust fund is an irrevocable trust,
managed by a trustee completely independent of Nova.   The
restructured trade debt undertaken by the trust totaled $703,620, with an additional $18,500 provided for trust expenses. This amount was funded on March 31, 2000 by Nova through a contribution of 390,335 shares of common stock. The value of the common stock was based on the closing price of $1.85 per share on the OTC Bulletin Board, March 31, 2000.

Nova has obtained written commitments from major shareholders to purchase up to $1.5 million of additional SEC Rule 144 restricted common shares. The purchase commitment is for stock purchases during the period February 14th to May 31st 2000. Purchase commitment is contingent upon Nova's ability to create an active market for Nova's common stock on the OTC Bulletin Board. An active market is defined as average daily trading volume of 10-20 thousand shares per day.

During late 1999 and the first quarter of 2000, Nova has established a group of investor relation consultants who are substantially compensated with Nova's common stock. This group is poised to execute an extensive investor relation program, which will educate potential investors about what Nova believes to be excellent business opportunities - the product NxTrim, and the Gold's Gym Nutrition line of products. Should these consultants be successful in generating an active market for Nova's stock on the OTC Bulletin Board, Nova's shareholders have committed to purchasing up to $1.5 million dollars of Nova's common stock. In addition, Nova's Debt Restructuring Trust would then be able to reduce Nova's excess trade debt.

In the event Nova receives minimal or no proceeds from these efforts, Nova will seek alternative funding sources and would adjust expenditures required for implementing our planned operations. However these factors, among others, may indicate that Nova would be unable to continue as a going concern for a period of time in excess of six months from the date of this filing.

Nova's liquidity is currently limited because generation of additional capital from outside investors has been delayed. The current operations are being conducted with minimum funding support of major shareholders. Accordingly, Nova's national expansion plans have been delayed because Nova has substantially reduced the advertising and promotion funds. This reduction of support has resulted in a reduction in sales to current customers and a reduction in sales generated from new accounts.

Nova has communicated the funding delays to brokers and key customers in explanation of the reduced support that is evident in their respective markets. Despite the reduction of support, the continuing strong I R I data on NxTrim's movement has generally swayed Nova's brokers and most key customers to remain patient, and await the additional marketing support promised after Nova's successful attainment of additional funds. I R I data referred to above indicates that, in the drug trade for the 52 weeks ended October 10,1999, NxTrim is the number one selling weight control aid in the California markets, and number 18 nationally.

In the three months ended March 31, 2000, Nova used cash from operations in the amount of $272 thousand. The funding for this investment has been obtained through increased long term borrowing from major shareholders of $23 thousand, and from the sale of stock in the amount of $225 thousand. In the quarter ended March 31, 2000, accounts receivable was reduced by $47 thousand as a result of lower sales in 2000 versus 1999. In the same period accounts payable was decreased by $121 thousand due to the need to reduce past due liabilities.

In the three months ended March 31, 2000, non cash consulting expenses totaled $558 thousand due to issuance of common stock in payment for outside services performed. In addition, non cash interest expense was recorded in the amount of $376 thousand due to concessions made in the debt restructuring exchange of common stock for shareholderloans and vendor payables.

In the three months ended March 31, 1999, Nova used cash from operations in the amount of $231 thousand. The funding for this investment has been obtained through increased long term borrowing from major shareholders of $169 thousand, and through a reduction in cash in the amount of $68 thousand. In the quarter ended March 31, 1999, accounts receivable was reduced by $158 thousand as a result of lower sales in 1999 versus 1998. In the same period accounts payable was decreased by $122 thousand due to the need to reduce past due liabilities.

In March of 1999, Nova exchanged common stock for shareholder debt. A non cash expense of $214 thousand was recorded for the excess of market value of the stock over the face value of the debt exchanged.

Results of Operations

Revenues for the three months ended March 31, 2000 totaled $166 thousand, a decrease of $295 thousand from the same period in the prior year. The revenue decline is due to the reduction of advertising and promotion funding related to delay in obtaining additional capital to support the planned national expansion programs.

Gross profit for the quarter ended March 31, 2000 totaled $72 thousand, a decrease of $69 thousand from the same period in the prior year. Reduction of revenues substantially caused the gross profit decline. Gross profit margin declined on a percentage basis due to added cost of sales related to a "Buy one, Get one free" promotional event featured in the current year.

Selling and marketing expenses totaled $103 thousand in the quarter ended March 31, 2000, a decline of $287 thousand from the same period
in 1999.   Advertising in the first quarter of 2000 totaled only $3
thousand, $287 less than the previous year. The national advertising program was halted due delay in obtaining additional capital for continued expansion, resulting in reduced sales in both existing and new markets.

General and Administrative expenses totaled $589 thousand in the quarter ended March 31, 2000, an increase of $356 thousand from the same period in 1999. The increase is due to legal, accounting and consulting fees of $363 thousand related to seeking funding in the public markets, preparing SEC documents, and to investor relations consulting. The professional fees noted above were funded by issuance of common stock.

Interest expense totaled $535 thousand in the quarter ended March 31, 2000, an increase of $290 thousand over the prior year. The increase is due to imputed interest expense of (i)$376 thousand from the conversion of debt to common stock in conjunction with the debt restructuring program, (ii) $150 thousand imputed interest expense on the replacement of common stock to a shareholder who sold his stock at a substantial discount in order to provide for the Company's imminent operating cash requirements, and (iii) offset by $214 thousand in imputed interest in 1999 due to conversion of shareholder debt into common stock.

The provision for income taxes reflects minimum tax payment requirements. The tax benefit of operating losses from inception to March 31, 2000 has not been recorded. Recognition of any tax benefits from losses will be delayed until such time as Nova's operating results indicate the ability to take advantage of the losses through future earnings.

During the quarter ended March 31, 1999, revenues were strong as a result of increasing distribution to new customers, and repeat sale to existing customers. These sales were substantially resulting from a strong advertising program in the quarter.

For the fiscal year ended March 31, 1999, cost of sales as a percent of revenues was lower because no significant promotional allowances, which reduce net sales, were required due to the strong advertising program in the quarter.

During the quarter ended March 31, 1999, sales and marketing expenses were high due to the hiring of an experienced Senior Vice President of Sales and Marketing and a sales staff capable of managing the national network of brokers.

General and Administrative expenses were high in the quarter ended March 31, 1999 because the Company was building the infrastructure required to support the planned rapid revenue growth.

The provision for income taxes reflects minimum tax payment requirements. The tax benefit of operating losses from inception to March 31, 1999 had not been recorded. Recognition of any tax benefits from losses have been delayed until such time as Nova's operating results indicate the ability to take advantage of the losses through future earnings.

For the three months ended March 31, 2000 and 1999, Nova incurred losses of $1.1 million and $557 thousand respectively. In 2000 Nova has expended significant amounts for investment counseling fees to raise additional capital, for investor relations fees in order to communicate to potential shareholders the growth opportunity in Nova, and for imputed interest expense related to a successful debt restructuring program. In 1999, Nova has reflected losses in the results of operations due to the advertising and promotional expenditures to build brand equity, and due to the selling and administrative expenditures necessary to build the organizational infrastructure required to accomplish Nova's aggressive growth plans.

It is Nova's belief that, given success in the efforts to raise additional capital, Nova will be able to expand its revenues significantly to new markets, and increase the sales per store in all markets through continued advertising and promotion. Nova also believes that continuation of the national advertising program would result in rapid expansion into new accounts. At the 35,000 store level, the national advertising costs are substantially covered. Stores above that would require significantly less additional advertising dollars. Because of the selling and administrative staffing already committed, expansion begins to incrementally add profit without significant additional general and administrative costs. Profitability will be attained with expansion to approximately 35,000 of the 117,000 potential retail outlets.


                       MANAGEMENT

 The names and ages of our executive officers and directors as of May 15, 2000, are as follows:

Name                 Age      Position             Term

Ralph Mann           58    CEO/Director         Inception to
                                                Present

James Ayres          28    Sr. Vice President,
                           Secretary,Director   Inception to
                                                Present

Robert Eggering      56    Chief Financial      From 4-30-98
                           Officer              to Present

Fred Zinos           56    Sr. Vice President   From 11-2-98
                           Sales & Marketing    Present


Carlos Schmidt, M.D. 52    Director             Inception to
                                                Present

Mr. Ralph Mann, President and Chief Executive Officer, founded Nova Pharmaceutical in January 1998 and became the Chairman of the Board in February 1998. From September 1992 to December 1997, Mr. Mann owned and acted as President for Canyon Fitness Center, Inc., a health club business. From May 1975 to July 1989, Mr. Mann was the majority shareholder and Chief Executive Officer of the Glen Ivy Financial Group, a time share business.

Mr. James Ayres, Senior Vice President & Secretary joined us in January 1998 and became a board member in February 1998. From November 1989 to December 1997, Mr. Ayres was Vice President and acting General Manager of Canyon Fitness Center, Inc., a health club business. Mr. Ayres received an Associate Arts degree and an Associate of Science degree (1993) from San Jacinto College, California.

Mr. Robert Eggering, Chief Financial Officer, joined us in April of 1998. From May of 1997 to April of 1998, Mr. Eggering was Controller of Coast Converters, Inc., a custom plastic bag manufacturer. From April 1996 to April 1997, Mr. Eggering was Controller of Tempo/Pacific Coast One Stop, a wholesale and retail recorded music distributor. Prior to joining Pacific Coast, Mr. Eggering held positions with ConAgra, Inc., a conglomerate with grain commodity trading, meat and food processing businesses. Mr. Eggering received a Bachelor's Degree
(1966) in Psychology from St. Louis University and a Master's Degree
(1971) in Accounting from Missouri University.

Mr. Fred Zinos, Senior Vice President of Sales & Marketing, joined us in November of 1998. From June of 1997 to October of 1998, Mr. Zinos was Vice President of Sales and Marketing for Enforma Natural Products, Inc., a natural product manufacturer. From January of 1996 to May of 1997, Mr. Zinos was Vice President of Sales for Nature's Products Inc., a natural product manufacturer. Prior to joining Nature's Products, Mr. Zinos held positions with Shelby Health
Systems, a natural products manufacturer.   Mr. Zinos received a
Bachelor's Degree (1965) in Business Administration from the University of Wisconsin.

Dr. Carlos Schmidt, M.D., Supervising Physician, joined us in January of 1998, and became a board member in February of 1998. From July of 1996 to present, Dr. Schmidt is a Medical Director at the Bristol Park Medical Group. From July of 1987 to June of 1996, Dr. Schmidt was an ER Physician and Assistant Director of Emergency Services at Mission Hospital. Dr. Schmidt received a Bachelor's Degree in Science and a Medical Degree (1973) from the University of Guadalajara School of Medicine.

             EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the years ended December 31, 1999 and 1998 by the chief executive officer, as well as all other executive officers of Nova who received compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position      Year     Annual Compensation        All Other
                                           Salary     Bonus         Compensation*
Ralph Mann, President            1998     $32,756      N/A             $2,852
                                 1999     $50,104      N/A             $1,146

Fred Zinos, Vice President       1999     $90,000      N/A             $8,347

Robert Eggering                  1999     $90,000      N/A            $35,466

* Other compensation includes payment for medical and dental benefits. In Mr. Eggering's case, the amounts additionally include contracted life insurance amount of 25,808, ($15,000 for 1999 and $10,808 payment in arrears for 1998)

During the 1998 fiscal year, we entered into an employment agreement with Fred Zinos. The agreement is on an at-will basis. Under the terms of the agreement, Mr. Zinos is required to devote his full time to our business. We have agreed to pay him a base salary of $90,000 annually. We will pay him cash bonuses based upon the following: 10% of annual salary for attainment of gross sales within 80% of plan, 20% for 100% attainment of plan gross sales, and 30% for attainment of 20% above gross sales plan. The plan is prepared annually by Nova employees and approved by the president. The only deduction from gross sales used in computing this compensation is returned goods. In addition, we have agreed to grant him the option to purchase common stock at $2.00 per share, based upon the following: 5,000 shares for 80% attainment of plan sales, 10,000 shares for 100% attainment of plan gross sales, and 25,000 shares for attainment of 25% above plan gross sales.

During the 1998 fiscal year, we entered into an employment agreement with Robert Eggering. The agreement is on an at-will basis. Under the terms of the agreement, Mr. Eggering is required to devote his full time to our business. We have agreed to pay him a base salary of $90,000 annually. In addition, we have agreed to pay him $15,000 annually toward a whole life insurance policy maintained by his spouse on his life.

In January of 2000, options to purchase shares of common stock at the then market price of $.15 per share were granted to Ralph Mann (200,000 shares), James Ayres (180,000 shares),
Fred Zinos (135,000 shares), and Robert Eggering (135,000 Shares).

               PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2000 by each shareholder known by us to own beneficially more than 5% of the common stock and by each director and all directors and executive officers as a group:

                                       Number of
Name, Title & Address                  Shares(1)  Percentage

Ralph Mann, Chief Executive
Officer and Director
3811 Stone Meadow
Murrieta, Ca 92562                     4,086,583    26.35%

Ralph Mann Trust # 1, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530               1,006,724     6.49%

Ralph Mann Trust # 2, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530               1,006,724     6.49%

Ralph Mann Trust # 3, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530               1,006,724     6.49%

Ralph Mann Trust # 21, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530               1,006,724     6.49%

Ralph Mann Trust # 10, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 11, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 12, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 13, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 14, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 15, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 16, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 17, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 18, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 19, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 20, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 5, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)


Ralph Mann Trust # 6, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 7, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 8, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Ralph Mann Trust # 9, shareholder (2)
31712 Casino Dr Suite 7B
Lake Elsinore, Ca  92530                  5,000        (3)

Showtime Partners  (4)                  490,007      3.16%
31712 Casino Dr Ste 7B
Lake Elsinore, Ca 92530

Carlos Schmidt M.D., Director
613 Avenida Acapulco
San Clemente, Ca 92672                   250,000     1.61%

James Ayres, Senior Vice President,
and Director
25573 Dorval Ct
Menifee, Ca 92584                            100       (3)

Robert Eggering, Chief Financial Officer
23089 Joaquin Ridge Dr
Murrieta, Ca 92562                           600       (3)

Fred Zinos, Senior Vice President
24375 Jackson Ave
Murrieta, Ca 92562                           100       (3)

All Directors and Officers
   as a group (6 persons)              6,337,383    40.86%

(1) This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 15,508,741 shares of Common Stock outstanding as of March 31,2000.

(2)	Ralph Mann Trusts #1 to #21 are irrevocable trusts whose
     beneficiaries are relatives of Ralph Mann, Director and Chief Executive Officer

(3)  Individual owns less than 1%

(4) Showtime Partners is a partnership of 21 irrevocable the beneficiaries of which are all related to Ralph
Mann, Director and Chief Executive Officer

               RELATED PARTY TRANSACTIONS

Private Placement of Securities.

On May 8, 1998 Nova Pharmaceutical, Inc did a reverse merger with Nalbando Enterprises, Inc. Nalbando Enterprises Inc. was the surviving corporation and it immediately changed our name to Nova
Pharmaceutical, Inc.   In conjunction with that merger, Ralph Mann,
director and president obtained 5,600,000 shares of restricted common stock in surviving corporation, named Nova Pharmaceutical Inc. in exchange for common stock in the former Nova Pharmaceutical, Inc. In the same transaction, Showtime Partners (a general partnership consisting of 21 irrevocable trusts established in 1989 whose beneficiaries are all related to Ralph Mann) received 4,150,000 shares of restricted common stock in the surviving corporation in exchange for common stock in the former Nova Pharmaceutical, Inc. In conjunction with the same transaction, Dr Carlos Schmidt, M.D., Director received 250,000 shares of restricted common stock in the surviving corporation in exchange for stock in the former Nova Pharmaceutical, Inc.


Transactions with Directors and Officers

A royalty agreement exists between Nova and a licensing group consisting of Showtime Partners (shareholder), Ralph Mann (director, chief executive officer, shareholder), and Ralph Mann Trusts 1-21, shareholders and partners in Showtime Partners. The terms of the royalty agreement were outlined in the Organization section above. Nova amortized the prepaid royalty of $4,412 in the twelve months ended December 31, 1999, and $11,684 in the same period of 1998.

Ralph Mann has lent Nova money for operating funds under a note payable agreement. The principal balance of the Note was $700,400 at December 31, 1999 and zero at December 31, 1998. Interest accrued totaled $19,239 at December 31, 1999. The terms of the note payable include an annual interest rate of 6%, principal and accrued interest due and payable on January 31, 2001. On March 31, 2000, Ralph Mann converted the principal and accrued interest expense on this note to common stock in conjunction with a debt restructuring plan conducted by Nova.

Showtime Partners has lent Nova money for operating funds under a note payable agreement. Showtime, a shareholder in Nova, is a general partnership consisting of 21 irrevocable trusts established in 1989 whose beneficiaries are all related to Ralph Mann (shareholder, officer, and director of Nova). The principal balance of the Note was $311,097 at December 31, 1999 and $625,730 at December 31, 1998.
Interest accrued totaled $35,623 at December 31, 1999 and $13,025 at December 31, 1998. The original date of the note payable was May 7, 1998 in the amount of $203,000. The terms of the note payable include an annual interest rate of 6%, principal and accrued interest due and payable on January 31, 2001. Ralph Mann negotiated with Showtime Partners trustee to convert $500,000 of notes payable to 204,082 shares of Rule 144 restricted common stock. The conversion was made on March 31, 1999. Subsequent to December 31, 1999, On March 31, 2000 Showtime converted the principal and interest accrued on this note to common stock in conjunction with a debt restructuring plan conducted by Nova.

As of December 31, 1999 and December 31, 1998, Nova has a note payable to Ralph Mann, CEO, and director in the amount of $5,000. The note, dated May 6, 1998, bears interest at an annual rate of 7%, with principal and interest due and payable on December 31, 1999. The note was given in exchange for Mr. Mann's shares of preferred stock. The preferred stock was issued and subsequently exchanged for notes by Nova prior to the reverse acquisition with Nalbando Enterprises, Inc
in May of 1998.   On March 31, 2000, Ralph Mann converted the
principal and interest accrued on this note to common stock in conjunction with a debt restructuring plan conducted by Nova.

As of December 31, 1999 and December 31, 1998, Nova holds a promissory note receivable dated August 31, 1998 from Dr Carlos Schmidt, MD, Director, in the amount of $5,000. The note bears interest at an annual rate of 6% and has a stated principal payment date of December 31, 1998. Nova has agreed to extend the principal and accrued interest payment date to March 5, 2000. As of December 31, 1998 and December 31, 1999, Nova also holds a promissory note receivable dated March 5, 1998 from Dr Carlos Schmidt, MD, Director, in the amount of $10,000. The note bears interest at an annual rate of 6% with principal and accrued interest payable on March 5, 2000.

We have utilized the services of the J Mann Studios for professional artwork, packaging development, printed materials, packaging samples, and print advertising development. John Michael, owner of J Mann Studios, is the brother of Ralph Mann, director and chief executive officer of Nova. Payments to J Mann Studios totaled $104,682 in the calendar year 1998, and $41,067 for the twelve months ended December 31, 1999. We believe that the above transactions were entered into on terms no less favorable than would be obtained from unrelated third parties.

                 DESCRIPTION OF SECURITIES

The following description of Nova Pharmaceutical, Inc.'s common and preferred stock is a summary only. This summary is qualified in our entirety by reference to the applicable instruments and governing law, including without limitation, Nova's Articles of Incorporation and ByLaws and the laws of the state of Nevada.

Common Stock

Authorized shares of common stock total 100,000,000 with a par value of $.001 per share as of March 31, 2000. Issued and outstanding shares of common stock total 15,554,443 shares at March 31, 2000. At March 31, 2000, there were outstanding options to purchase 650,000 shares of common stock at an option price of $.15 per share.

Each common shareholder may cast one vote for each share held of record on all matters submitted to vote There are no cumulative voting
rights in the election of directors.   Common shareholders are
entitled to receive dividends when and if declared by the Board of Directors. Common shareholders are entitled to a share in the distribution of assets after payment of all money owed to Nova's creditors. There are no preemptive rights to purchase additional shares offered by Nova.

Preferred Stock

As of March 31, Nova has authorized 25,000,000 shares of preferred stock, none are issued, or outstanding.

Our board of directors can issue preferred stock at any time with any legally permitted rights and preferences without your approval. Our board of directors, without your approval, is authorized to issue preferred stock. They can issue different classes of preferred stock, with some or all of the following rights or any other rights they think are appropriate and that are legal:
       Voting
       Dividend
       Required or optional repurchase by us
       Conversion into common stock, with or without
        additional payment
       Payments preferred stockholders will receive before common stockholders if we go out of business forever

The issuance of preferred stock could provide us with flexibility for possible acquisitions and other corporate purposes. But it also could render meaningless your right to vote your stock on a matter that you are entitled to vote on because preferred stockholders could own shares with a majority of the votes required on any issue. Someone interested in buying our company may not follow through with their plans because they could find it more difficult to acquire, or be discouraged from acquiring, a majority of our outstanding stock because we issue preferred stock. The issuance of preferred stock can adversely affect any and all the rights of the common shareholders, depending on the preferences and terms approved by the Board of Directors for the preferred issue.

               PLAN OF DISTRIBUTION

The selling security holders may use any one or more of the following methods when selling shares:

   - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
   - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
   - purchases by a broker-dealer as principal and resale by the broker-dealer for our account;
   - an exchange distribution in accordance with the rules of the applicable exchange;
-   privately negotiated transactions;
-   short sales;
   - broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
   -   a combination of any such methods of sale; and
   -   any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares. In some circumstances, we have agreed to indemnify the selling security holders against certain losses and liabilities, including liabilities under the Securities Act.

                     LEGAL MATTERS

D & F Industries, Inc. a California Corporation v. Nova
Pharmaceuticals [sic] Inc., a Nevada Corporation, et. al. Orange
County Superior Court Case No. 814076.

This is an action by a former contract supplier. Plaintiff contends that defendant Nova agreed to use plaintiff D & F to supply the products under the Gold's Gym contract, that D & F prepared certain formulations to accommodate that contract, that Nova breached the contract by not using D & F to supply the products under the Gold's Gym contract and that Nova misappropriated plaintiff's trade secrets by using plaintiffs formulations to fulfill the Gold's Gym contract. Plaintiff also claims that Nova owes it for some product shipped. The complaint states that it alleges six causes of action: two for breach of contract, one for common counts, one for misappropriation of trade secrets, one for unfair business practices, and one for interference with economic advantage. Plaintiff seeks an injunction against the use of the trade secrets and damages of lost income (which of course would depend on what Nova sells under the Gold's Gym contract), unstated punitive damages, statutory damages, attorneys fees and the amount allegedly due for the product shipped and not yet paid for (claimed to be $52,000). Discovery has not yet begun. At the time of this writing, defendants have filed their answer to the complaint, which denies the relevant material allegations of the complaint and filed a cross complaint for intentional interference with contractual relations and breach of contract. Defendants believe the action is generally without merit, that they will prevail on their cross complaint and have a very good chance to prevail on a claim for malicious prosecution. Should the outcome of this litigation be resolved in favor the plaintiff, it could have a materially adverse effect on Nova's results of operations.

Nova is a defendant in two other minor matter of litigation in the area of debt collection. As of this time, litigation has been suspended pending Nova's compliance with agreed upon payment terms. Should the outcome of this litigation be resolved in favor the plaintiff, it would not have a materially adverse effect on Nova's results of operations.

                       LEGAL MATTERS

Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon by J. M. Walker, Attorney-At-Law.

                        EXPERTS

The financial statements for the fiscal years ended December 31, 1999 and 1998 included in this Prospectus have been so included in reliance on the report of Sarna & Company, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                 ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement, some parts are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Nova and the securities offered hereby, reference is made to the Registration Statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, telephone number 1-800-SEC-0330, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048.

We will voluntarily file periodic reports in the event our obligation to file such reports is suspended under Section
15(d) of the Exchange Act.

We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus. Requests for copies of said documents should be directed to Ralph Mann, President.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information
regarding issuers that file electronically with the Commission.   This
prospectus and our future periodic statements will be available on the SEC website.

No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those
contained in this prospectus.   If given or made, this information or
representation must not be relied on as having been authorized by Nova or the underwriter, if an underwriter assists in the sale of the
securities.   This prospectus does not constitute an offer or a
solicitation by anyone to any person in any state, territory or possession of the United States in which the offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of Nova since the date hereof.


                      INTERESTS OF NAMED
                        EXPERTS AND COUNSEL

Jody M. Walker, securities attorney for Nova owns 10,000 common shares. These securities were issued as partial payment for services.

None of the other experts or counsel named in the prospectus are affiliated with Nova.




Index to financial statements filed with this report

Unaudited Financial Statements

F-1    Balance Sheets as of March 31, 2000 & 1999
F-2    Statement of Operations and Accumulated Deficit for
         Quarters Ended March 31, 2000 & 1999

F-3    Statement of Cash Flows for the Quarters Ended March
         31, 2000 & 1999
F-4    Footnotes to the Financial Statements for the Quarter
         Ended March 31, 2000

Audited Financial Statements

F-5    Report of Independent Certified Accountants
F-6    Balance Sheets as of December 31, 1999 & 1998
F-7    Statement of Operations and Accumulated Deficit for
         Years Ended December 31, 1999 & 1998
F-8    Statement of Changes in Stockholders' Equity for the
         Years Ended December 31, 1999& 1998
F-9    Statement of Cash Flows for the Years Ended December
         31, 1999 & 1998
F-10   Footnotes to the Financial Statements for the Years
         Ended December 31, 1999 & 1998

NOVA PHARMACEUTICAL, INC.
BALANCE SHEETS
(Unaudited)

                              Assets

                                          Mar 31, 2000     Dec 31, 1999
Current Assets
  Cash                                      $         0     $  23,928
  Accounts Receivable, Net                       83,325       130,292
  Inventory                                      35,172        72,548
  Prepaid Expenses                            1,551,514       256,425
  Other Receivables - Related Party              15,000        15,000
  Debt Restructuring Trust Fund                 722,120             0
                                            -----------     ---------
       Total Current Assets                   2,407,131       498,193

Property and Equipment                           43,116        45,700

Other Assets
  Formulations                                  422,500       430,000
  Prepaid Royalties                             183,215       183,724
  Prepaid Licensing                             255,000       260,000
  Refundable Deposits                             6,089         6,089
                                            -----------     ---------
Total Other Assets                              866,804       879,813
                                            -----------     ---------
Total Assets                                 $3,317,051    $1,423,706
                                            ===========    ==========

Liabilities and Stockholders' Equity

Current Liabilities
  Current Portion of Long Term Debt          $        0    $    5,000
  Accounts Payable and
    Accrued Expenses                            964,570     1,183,083
                                              ---------     ---------
Total Current Liabilities                       964,570     1,188,083

Long Term Debt - Related Party                   17,648     1,011,497

Stockholders' Equity
 Common Stock $.001 Par Value, 100,000,000
 Shares Authorized, 15,508,741 and
 12,715,282 shares issued in 2000 and 1999
 respectively                                    15,509        12,715
 Additional Paid in Capital                   6,558,948     2,317,577
 Accumulated Deficit                         <4,239,624>   <3,106,166>
                                            -----------    ----------
Total Stockholders' Equity <Deficit>          2,334,833      <775,874>
                                            ----------      ---------
Total Liabilities and Stockholders' Equity   $3,317,051    $1,423,706
                                            ===========    ==========

See Notes to Financial Statements

NOVA PHARMACEUTICAL, INC.
STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
(Unaudited)

                                            For the Three Months Ended
                                          March 31, 2000   March 31, 1999
                                            ---------      ----------
Revenues                                    $ 166,399     $   461,136

Cost of Sales
  Beginning Inventory                          72,548          66,751
  Direct Labor                                  5,574          10,932
  Purchases                                    29,472         116,038
  Total Available                             107,594         193,721
  Less: Ending Inventory                     < 35,172>        <53,072>
                                            ---------        --------
Total Cost of Sales                            72,422         140,649
                                            ---------        --------
Gross Profit                                   93,977         320,487

Operating Expenses
  Sales and Marketing                         102,568         389,443
  General and Administrative                  588,977         233,152
  Royalty Expense - Related Party                 510           2,017
                                            ---------       ---------
Total Operating Expenses                      692,055         624,612
                                            ---------       ---------
  Interest Expense                            519,739         233,999
  Interest Expense - Related Party             15,641          11,331
  Write Off Deferred Organizational
     Expense                                                    7,375
                                            ---------       ---------
   Total                                      535,380         252,705

Loss Before Provision for Income Taxes     <1,133,458>       <556,830>

Provision for Income Taxes                          0               0
                                            ---------        -------
Net Loss                                   <1,133,458>       <556,830>
                                            =========        =======
Deficit, Beginning of Period               <3,106,166>       <582,184>

Accumulated Deficit, End of Period        $<4,239,624>    $<1,139,014>

Net Loss per Share                            $ <0.07>       $ <0.04>

Weighted Average Shares Outstanding 15,508,741 in 2000, and 12,505,827 in 1999.


See Notes to Financial Statements

NOVA PHARMACEUTICAL, INC.
STATEMENT OF CASH FLOWS
(Unaudited)

                                             For the Three Months Ended
                                            March 31, 2000 March 31, 1999
Cash Flows from Operating Activities:
Net Loss                                     $(1,133,458)   $(556,830)
Adjustments to Reconcile Net Income to
 Net Cash Used by Operating Activities
  Depreciation                                     2,584        2,003
  Other Asset Amortization                        13,009       12,500
  Non-Cash Expenses
    Consulting Fees exchanged for Common Stock   558,147            0
    Write Off Deferred Organization Expense            0        7,375
    Imputed Interest Expense on Debt Conversion
      To Common Stock                            376,372      214,286
  Change in Assets and Liabilities
  (Increase) Decrease in:
    Accounts Receivable                           46,967      157,935
    Inventory                                     37,376       13,679
    Prepaid Expenses                             <51,720>      36,823
    Other Receivable                                   0          474
    Other Assets                                       0        2,016
  Decrease in:
    Accounts Payable and Accrued Expenses        <120,853>   <121,545>
                                                 --------    --------
Net Cash Used by Operating Activities            <271,576>   <231,284>

Cash Flow from Investing Activities
  Purchase of Property and Equipment                    0      <5,884>
                                                 --------     -------
Net Cash Used by Investing Activities                   0      <5,884>

Cash Flow from Financing Activities
  Debt Financing                                   22,648     168,884
  Issuance of Common Stock                        225,000           0
                                                 --------     -------
Net Cash Provided from Financing Activities       247,648     168,884
                                                 --------     -------
Net Increase (Decrease) in Cash                   <23,928>    <68,284>

Cash at Beginning of Period                        23,928     103,644
                                                 --------    --------
Cash at End of Period                         $         0  $   35,360
                                                =========    ========

Supplemental Disclosure:
  Interest Paid                               $     9,008  $   31,014
                                                =========    ========



See Notes to Financial Statements










NOVA PHARMACEUTICAL, INC.
STATEMENT OF CASH FLOWS - (CONTINUED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
(Unaudited)


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

On March 31, 1999 the Company exchanged 204,082 shares of common stock for $500,000 long term debt to a shareholder. The difference between the carrying value of the debt and the market value of the shares
($214,286) was recorded as interest expense.

In the 3 months ended March 31, 1999 the Company issued 7,200 shares of common stock for investor relation services. The shares were recorded at a market value $21,700, and either expensed, or deferred as a prepaid expense, depending on the terms of the related contracts.

In the 3 months ended March 31, 2000, the Company issued 1,061,666 shares of common stock for legal and investor relation services. The shares were recorded at a market value $1,741,516, and either expensed, or deferred as a prepaid expense, depending on the terms of the related contracts.

The Company executed a voluntary debt restructuring program which was finalized in March of 2000. In conjunction with this restructuring, the Company exchanged 807,853 shares of common stock for $1,494,528 long term debt to shareholders and trade debt to the Company's vendors. The difference between the carrying value of the debt and the market value of the shares ($376,372) was recorded as interest expense.

In March of 2000, the board of directors established the Nova
Pharmaceutical Debt Restructuring Trust Fund for the sole purpose of selling shares of the Company's common stock to pay restructured trade debt. The debt undertaken by the trust totaled $703,620, plus an additional $18,500 for trust expenses. This amount was funded on March 31, 2000 by Nova through a contribution to the trust of 390,335 shares of Nova's common stock. The market value of the stock contributed to the trust was recorded as a current asset. The liabilities undertaken by the trust were retained on the balance sheet.

In March of 2000, the Company issued 343,605 shares of common stock to shareholders to compensate them for shares contributed to the investor investor relation consultants on behalf of the Company in the previous fiscal year. An entry of $515,408 was made to reduce paid in capital for the market value of the shares issued.


See Notes to Financial Statements








NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
(Unaudited)


NOTE 1 - DESCRIPTION OF BUSINESS

Nova Pharmaceutical, Inc. ("the Company" or "Nova") was incorporated under the laws of the State of Nevada. The Company markets a line of weight loss, health, and sports enhancement supplement products. The products are manufactured and packaged on a contract basis by others.
The Company maintains executive and sales offices at Lake Elsinore, California.

The accompanying unaudited financial information of Nova
Pharmaceutical, Inc. as of March 31, 2000, and for the three months ended March 31, 2000 and 1999 has been prepared in accordance with the instructions to form 10-Q. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for fair presentation of financial position at such date and the operating results and cash flows for such periods. Operating results for the three months ended March 31, 2000 and 1999 are not necessarily indicative of the results that may be expected for the entire year.
These financial statement and the related notes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1999 included in the Company's Form 10K-SB filing.


NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At
March 31, we had no cash and cash equivalents and working capital of $1.4 million. We generated a net loss of $582 thousand for the fiscal year ended December 31, 1998, $2.4 million for the year ended December
31, 1999, and $1.1 million for the quarter ended March 31, 2000.
Because of the advertising and promotion investment required to expand nationally, we are anticipating net losses to continue for the remainder of fiscal 2000. Nova will require a significant amount of capital to continue our planned operations. Accordingly, our ability to continue as a going concern is dependent upon our ability to secure an adequate amount of capital to finance our anticipated losses and planned principal operations.

Nova has obtained written commitments from major shareholders to purchase up to $1.5 million of additional SEC Rule 144 restricted common shares. The purchase commitment is for stock purchases during the period February 14th to May 31st 2000. Purchase commitment is contingent upon Nova's ability to create an active market for Nova's common stock on the OTC Bulletin Board. An active market is defined as average daily trading volume of 10-20 thousand shares per day.

In the event Nova receives minimal or no proceeds from these efforts, Nova will seek alternative funding sources and would adjust expenditures required for implementing our planned operations. However these factors, among others, may indicate that Nova would be unable to continue as a going concern for a period of time in excess of six months from the date of this filing.

NOTE 3 - DEBT RESTRUCTURING PLAN

In March 2000, the Company completed a written debt restructuring with current vendors and shareholders. The Company obtained the following concessions from vendors and shareholders:

  Conversion of shareholder debt, including
    accrued interest expense to common stock          $ 1,071,854

  Conversion of accounts payable to common stock           46,301

       Total debt converted to equity                 $ 1,118,155






NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
(Unaudited)


NOTE 5 - DEBT RESTRUCTURING PLAN (CONTINUED)

Conversion of currently due accounts payable
    to twelve month payment plan beginning June 2000    $  76,852
Conversion of currently due accounts payable
    to eighteen month payment plan beginning June 2000    286,647
Total current debt converted to extended
    payment terms                                       $ 363,499

As of March 31, 2000, Nova had not been successful in obtaining the additional capital.  In the board of directors' opinion, Nova would not be able to attract additional capital, and reestablish a positive cash flow by the time the restructured debt payments were to begin in
June of 2000.  Therefore, the board of directors established the Nova
Pharmaceutical Debt Restructuring Trust Fund.  This trust has received shares of common stock from Nova for the sole purpose of selling the shares to pay restructured trade debt over an 18 month period beginning June 1, 2000.  The trust fund is an irrevocable
trust, managed by a trustee completely independent of Nova.   The
restructured trade debt undertaken by the trust totaled $703,620, with an additional $18,500 provided for trust expenses. This amount was funded on March 31, 2000 by Nova through a contribution of 390,335 shares of common stock.  The value of the common stock was based on the closing price of $1.85 per share on the OTC Bulletin Board,
March 31, 2000.  Nova will file a SB-2 registration statement to register the trust share for trading on the OTC Bulletin Board.

NOTE 4 - INCREASE IN AUTHORIZED COMMON AND PREFERRED STOCK

On January 4, 2000, the shareholders approved a change to the Articles of Incorporation to increase the number of authorized common shares to 100,000,000 and to increase the number of authorized preferred shares to 25,000,000.

NOTE 5 - STOCK OPTION PLAN

In January of 2000, the Company's shareholders approved a Stock
Option plan. Under this plan, 2,000,000 shares of common stock have been reserved for issuance according to the following terms:

  - The purpose of the plan is to aid as an incentive to attracting and retaining employees and consultants whose services are considered valuable to the Company.
  - The plan is effective as of January 4, 2000 and shall expire on January 4th of 2010.
  - The Company's Board of Directors is empowered to designate plan participants and to determine the provisions and terms of the options granted within the general guidelines of the plan.
  - Eligible persons are Officers, Directors, full and part-time employees of Nova, or any person or corporation not employed by the Company, but performing services to the Company.
  - Option price shall be no less than 85% of the fair market value on date of issue.
  - The exercise period shall be a term of not more than 10 years from date of granting, but shall automatically terminate upon termination of employees employment with the Company.

On January 4 of 2000, the Board approved options for four employees to purchase 650,000 shares of common stock at the then market price of $.15 per share. The options may be exercised over five years with a maximum of 20% per Year.

In February of 2000, the Company filed an S-8 registration statement with the Securities and Exchange Commission to register the 2,000,000 shares provided for in the stock option plan.







NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
(Unaudited)

NOTE 5 - STOCK OPTION PLAN (CONTINUED)

On March 31, 2000, the Board approved options for three attorneys to purchase 90,000 shares of common stock at the then market price of $1.94 per share. The shares were tendered in exchange for legal services amounting to $174,600.

NOTE 6 - SHARES CONTRIBUTED TO THE COMPANY'S CONSULTANTS BY
         SHAREHOLDERS

In March of 2000, the Company issued 343,605 shares of common stock to shareholders to compensate them for shares contributed to investor relation consultants on behalf of the Company in the previous fiscal year. These shares had been contributed to the Company's consultants by the shareholders with no requirement for compensation.
At that time, both the Company and the shareholders were operating under the assumption that no significant additional shares would be requested by the Company. In the first quarter of 2000, the Company has continued to request additional assistance from the shareholders in compensating consultants, therefore, the shareholders have requested, and the Company has agreed to compensate the shareholders for past contributions. An entry of $515,408 was made to reduce paid in capital for the market value of the shares issued.

NOTE 7 - SALE OF COMMON STOCK TO SHAREHOLDER

In March of 2000, a shareholder sold shares of Nova stock at a discount in order to provide for imminent cash needs of the Company. The Company issued 150,000 shares of Common Stock at a market value of $225,000 to replace the shares sold by the shareholder. A difference of $150,000 between the proceeds tendered to the Company from the shareholder sale, and the market value of the shares issued was recorded as interest expense.

NOTE 8 - RELATED PARTY TRANSACTIONS

Notes Payable - Related Party
Ralph Mann exchanged a note payable for shares of preferred stock on May 7, 1998. The principal balance of the Note was $5,000 at March 31, 2000, and accrued interest on the note totaled $495. On
March 31, 2000, the Company converted the principal and interest on this note to common stock in conjunction with a debt restructuring plan conducted by the Company.

Notes Payable - Related Party
Ralph Mann, officer, director, and shareholder, has lent Nova money for operating funds under a note payable agreement. The principal balance of the Note was $650,400 at March 31, 2000 and accrued interest payable totaled $19,239. On March 31, 2000, the Company converted the principal and interest on this note to common stock in conjunction with a debt restructuring plan conducted by the Company.

Notes Payable - Related Party
Showtime Partners, shareholder, has lent Nova money for operating funds under a note payable agreement.  Showtime Partners is a general partnership consisting of 21 irrevocable trusts whose beneficiaries are all related to Ralph Mann, shareholder, officer and director of the
Company.  The principal balance of the Note was $361,097 at March 31,
2000, and accrued interest expense totaled $35,623.   On March 31,
2000, the Company converted the principal and interest on this note to common stock in conjunction with a debt restructuring plan conducted by the Company.

NOTE 9 - SUBSEQUENT EVENTS

Subsequent to March 31, 2000, the market value of the investment held by the Debt Restructuring Trust Fund (Nova common stock) has declined. The result of the decline in market value would cause a reduction of the Trust Fund asset and a corresponding charge to operations of approximately
$234 thousand.






To the Board of Directors
Nova Pharmaceutical, Inc.


We have audited the accompanying balance sheet of Nova Pharmaceutical, Inc., as of December 31, 1999 and 1998 and the related statements of operations and accumulated deficit, changes in stockholders' deficit, and statement of cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nova
Pharmaceutical, Inc. as of December 31, 1999 and 1998, and the result of its operations, changes in stockholders' deficit and cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. At December 31, 1999 the Company had cash and equivalents of $23,928, and negative working capital of $689,890. The Company generated losses of $582,184 for the fiscal year ended December 31, 1998 and $2,523,982 for fiscal 1999.
The Company will require a significant amount of capital to continue its planned operations. The Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its anticipated losses and planned principal operations. There is no assurance that the Company will be successful in these efforts. These factors, among others indicate that the Company may be unable to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental statement of operating expenses is presented for the purposes of additional analysis and is not a required part of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Sarna & Company
Westlake Village, California
March 28, 2000







NOVA PHARMACEUTICAL, INC.
BALANCE SHEET

                              Assets                  DECEMBER 31,
                                                1999             1998
Current Assets
  Cash                                   $    23,928        $ 103,644
  Accounts Receivable, Net                   130,292          399,527
  Inventory                                   72,548           66,751
  Prepaid Expenses                           256,425          146,251
  Other Receivables - Related Party           15,000           15,736
                                         -----------        ---------
       Total Current Assets                  498,193          731,909

Property and Equipment                        45,700           39,490

Other Assets
  Formulations                               430,000          460,000
  Prepaid Royalties                          183,724          188,136
  Prepaid Licensing                          260,000          280,000
  Refundable Deposits                          6,089            2,600
  Organizational Costs                             0            7,375
                                         -----------        ---------
Total Other Assets                           879,813          938,111
                                         -----------        ---------
Total Assets                              $1,423,706       $1,709,510
                                         ===========       ==========

Liabilities and Stockholders' Deficit

Current Liabilities
  Current Portion of Long Term Debt          $    5,000    $    5,000
  Accounts Payable and
    Accrued Expenses                          1,183,083       694,565
Total Current Liabilities                     1,188,083       699,565

Long Term Debt - Related Party                1,011,497       625,730

Stockholders' Equity
 Common Stock $.001 Par Value, 25,000,000
 Shares Authorized, 12,715,282 and
 12,400,000 shares issued in 1999 and 1998
 respectively                                    12,715        12,400
 Additional Paid in Capital                   2,317,577       953,999
Accumulated Deficit                          <3,106,166>     <582,184>
                                            -----------    ----------
Total Stockholders' Deficit                    <775,874>      384,215
                                            ----------      ---------
Total Liabilities and Stockholders' Deficit  $1,423,706    $1,709,510
                                            ===========    ==========

See Notes to Financial Statements

NOVA PHARMACEUTICAL, INC.
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                                FOR THE YEAR ENDED
                                                    DECEMBER 31,
                                                1999        1998
                                            ----------    -----------
Revenues                                    $ 766,972     $ 1,934,529

Cost of Sales
  Beginning Inventory                          66,751             <0>
  Direct Labor                                 42,167          28,045
  Purchases                                   399,557         732,507
  Total Available                             508,475         760,552
  Less: Ending Inventory                     < 72,548>        <66,751>
                                            ---------        --------
Total Cost of Sales                           435,927         693,801
                                            ---------        --------
Gross Profit                                  331,045       1,240,728

Operating Expenses
  Sales and Marketing                         969,935         985,044
  General and Administrative                1,549,836         748,028
  Royalty Expense - Related Party               4,412          11,864
                                            ---------       ---------
Total Operating Expenses                    2,524,183       1,744,936
                                            ---------       ---------
  Interest Expense                            279,732          64,951
  Interest Expense - Related Party             42,137          13,025
  Write Off Deferred Organizational
     Expense                                      7,375                0
                                            ---------       ---------
   Total                                      329,244          77,976

Loss Before Provision for Income Taxes     <2,522,382>      <582,184>

Provision for Income Taxes                     <1,600>            <0>
                                            ---------        -------
Net Loss                                   <2,523,982>      <582,184>
                                            =========        =======
Deficit, Beginning of Year                   <582,184>            <0>

Accumulated Deficit, End of Year          $<3,106,166>     $<582,184>

Net Loss per Share                            $ <0.20>       $ <0.05>

Weighted Average Shares Outstanding 12,690,419 in 1999, and
   11,733,333 in 1998.

See Notes to Financial Statements

NOVA PHARMACEUTICAL, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                        Common Stock           Preferred Stock  Additional
                        Par Value $.001         Par Value $.01   Paid in    Accumulated     Total
                       Shares      Amount      Shares   Amount    Capital     Deficit       Equity
Common Stock Issued
  Commencement of
  Operations          2,500,000   $  2,500     500,000 $ 5,000    $945,335      <0>       $952,835

Retirement of
  Preferred Stock      <500,000>    <5,000>                        <5,000>

Reverse Acquisition and
  Recapitalization -
  Nalbando Enterprises 8,900,000    8,900                             <336>                  8,564

Sale of Common Stock
  Reg D 504 Private
  Placement Offering   1,000,000    1,000                            9,000                  10,000

Net Loss Year Ended
  December 31, 1998                                                           <582,184>   <582,184>
                      ----------  -------        ----    ----     -------     --------     -------
Balance December 31,
  1998                12,400,000   12,400         <0>     <0>      953,999    <582,184>    384,215

Common Stock Issued
  In Exchange For
  Services               110,000      110                           37,390                  37,500

Fees For Services
  Raising Capital                                                  <45,000>                <45,000>

Employee Stock
  Bonus                    1,200        1                            4,199                   4,200

Conversion Debt to
  Common Stock           204,082      204                          714,082                 714,286

Contributions to
  Capital from
  Shareholders                                                    652,907                  652,907

Net Loss Year Ended
  December 31, 1999                                                        <2,523,982>  <2,523,982>
                      ----------  -------    ---    ---       ----------  -----------   ----------
Balance December 31,
  1999                12,715,282  $12,715     <0>    $<0>      $2,317,577 $<3,106,166>  $ <775,874>


See Notes to Financial Statements

NOVA PHARMACEUTICAL, INC.
STATEMENT OF CASH FLOWS

                                                   FOR THE YEAR ENDED
                                                         DECEMBER 31,
                                                    1999         1998
Cash Flows from Operating Activities:
Net Loss                                     $(2,523,982)  $(582,184)
Adjustments to Reconcile Net Income to
Net Cash Used by Operating Activities
  Depreciation                                     8,857        5,245
  Royalty Expense Amortization                     4,412       11,864
  Other Asset Amortization                        50,000       51,231
  Cash Acquired - Weight Loss Supplement Business              23,208
  Non-Cash Expenses
    Consulting Fees exchanged for Common Stock    41,700
    Consulting Fees contributed by Shareholders                95,407
    Accounting Change - Write Off Organization
      Expense                                                   7,375
    Imputed Interest Expense on Debt Conversion              214,286
  Change in Assets and Liabilities Net Of Effects of
  Purchase of Weight Loss Supplement Business
  in 1998 (Increase) Decrease in:
    Accounts Receivable                          269,235    (397,428)
    Inventory                                     (5,797)      47,721
    Prepaid Expenses                              22,326    (129,155)
    Other Receivable                                 736      (9,428)
    Other Assets                                  (3,489)     (3,606)
  Increase in:
    Accounts Payable and Accrued Expenses         68,518      518,245
                                                --------     --------
Net Cash Used by Operating Activities            950,416)   (464,287)

Cash Flow from Investing Activities
  Acquisition of Formulations                                (40,000)
  Purchase of Property and Equipment            (15,067)     (37,364)
                                               --------      -------
Net Cash Used by Investing Activities           (15,067)     (77,364)

Cash Flow from Financing Activities
  Debt Financing                                885,767      630,730
  Issuance of Common Stock                                    14,565
                                               --------      -------
Net Cash Provided from Financing Activities     885,767      645,295

Net Increase (Decrease) in Cash                 (79,716)     103,644
Cash at Beginning of Period                     103,644          <0>
Cash at End of Period                         $  23,928    $ 103,644

Supplemental Disclosure:
  Interest Paid                               $ 107,583    $  77,976

See Notes to Financial Statements

NOVA PHARMACEUTICAL, INC.
STATEMENT OF CASH FLOWS - (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

The Company purchased assets and liabilities of the weight loss supplement business from Canyon Fitness Center, Inc. on January 8,1998. The initial capitalization of the Company substantially consisted of conversion of notes payable acquired in this transaction into common and preferred stock.

Fair Value of Assets Acquired                      $ 1,128,154
  Notes Payable Assumed                               (952,835)
  Liabilities Assumed                                 (175,319)
  Other Purchase Compensation                      $        -0-

Conversion of Notes Payable into Common Stock
  Common Stock                                     $     2,500
  Preferred Stock                                        5,000
  Paid in Capital                                      945,335
  Total Notes Converted                            $   952,835

In May of 1998, the Company exchanged preferred stock of $5,000 for a note payable to a shareholder. The market value of the preferred stock was estimated to be face value at the date of the exchange.

On March 31, 1999 the Company exchanged 204,082 shares of common stock for $500,000 long term debt to a shareholder. The difference between the carrying value of the debt and the market value of the shares
($214,286) was recorded as interest expense.

In the 12 months ended December 31, 1999 the Company issued 10,000 shares of common stock for legal and investor relation services. The shares were recorded at a market value $37,500, and charged to legal or consulting expenses.

In the 12 months ended December 31, 1999, Shareholders contributed shares of common stock to investor relation and investment counseling firms on behalf of the Company. These contributions were recorded at a share market value of $652,907, and either expensed, or deferred as a prepaid expense, depending on the terms of the related contracts.

In the twelve months ended December 31, 1999, the Company accrued $45,000 and issued 100,000 shares of common stock in exchange for services related to the sale of stock and the subsequent 15c211 registration of that stock in March of 1999. The common shares were issued at a market value of $350,000. A corresponding entry was made to reduce paid in capital for both the amount accrued and the market value of the common stock.



See Notes to Financial Statements

NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General
Nova Pharmaceutical, Inc. (referred to as the "Company" or "Nova"), was incorporated on January 8, 1998 under the laws of the state of Nevada. The incorporation consisted of a purchase of a portion of the assets and liabilities of Canyon Fitness Center, Inc., a California corporation. Canyon Fitness Center, Inc., was then owned by Showtime Partners. Included in the liabilities assumed in the purchase from Canyon Fitness Center was a group of debtors, who, by converting their debt into common stock, along with negotiated equity adjustments, formed the initial capitalization of Nova. The group forming the initial capitalization of the Company includes: Ralph Mann, a Director and Chief Executive Officer of the Company, Dr. Carlos Schmidt, a Director of the Company, and Showtime Partners. Showtime Partners is a partnership consisting of 21 irrevocable trusts, the beneficiaries of which are all related to Ralph Mann. Included in the assets purchased were: formulation ($450,000), prepaid royalties ($200,000), and prepaid licensing ($300,000). The formulation and prepaid licensing assets reflect the capitalized costs incurred by Canyon Fitness Center in the development, testing, and patent registration of the formula, NxTrim. These assets were purchased subject to a license and royalty agreement. Under the terms of the agreement, the Company obtained worldwide manufacturing and marketing rights to the formula, NxTrim. In exchange, the Company is obligated to pay a royalty of .00625% of the net sales on the product, NxTrim, after the amortization of the $200,000 prepaid royalties purchased from Canyon Fitness Center. The term of the agreement is 10 years, with a 10 year renewal, which includes a cost of living adjustment at the option of the licensor. The terms also include a minimum annual royalty of $25,000 subsequent to full amortization of the prepaid royalty amount. The license and royalty agreement, which was issued to Canyon Fitness Center, Inc. by a group consisting of Ralph Mann, Showtime Partners, and Ralph Mann Trusts 1-21 (partners in Showtime Partners), was assigned to Nova in the aforementioned asset purchase transaction.

Merger
Nova Pharmaceutical, Inc. completed a reverse acquisition as of May 7,1998. Nalbando Enterprises, Inc. (an inactive Nevada Corporation) purchased all the assets and liabilities of Nova Pharmaceutical, Inc.(an operating Nevada Corporation. Nalbando Enterprises, Inc., the surviving corporation, immediately changed its name to Nova Pharmaceutical, Inc. The original Nova Pharmaceutical, Inc., having sold all assets and liabilities, became an inactive corporation. Financial results as presented represent the activity for the entire reporting period of the original operating Nova Pharmaceutical, Inc. and the minimal incorporation activity of Nalbando Enterprises, Inc. To reflect the true substance of the transaction, the acquisition was treated financially as a purchase of Nalbando stock by Nova Pharmaceutical, Inc., accompanied by a reorganization to the resulting Nalbando capital structure.

NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Nature Of Operations
The Company develops and sells various licensed medical and nutritional supplement products. Products are manufactured and packaged on a contract basis by others. The Company maintains executive and sales offices at Lake Elsinore, California.

Prior Operations
Nalbando Enterprises, Inc. was incorporated on February 6, 1998, and therefore had no operations in the prior year. In the year ended December 31, 1997, prior to Nova's purchase of the Weight Loss segment from Canyon Fitness Center, this segment was in a start up mode, substantially engaged in formula development, clinical testing, and licensing the formula NxTrim. These efforts were capitalized and are reflected on Nova's statements through Nova's purchase of assets from Canyon Fitness Center. Operations for the same period consisted of immaterial sales related to test marketing of the formula NxTrim. Operations of Canyon Fitness Center Weight Loss segment prior to January 1, 1998 were not material, and as such, are not reported in these financial statements.

Going Concern
The accompanying financial statements have been prepared assuming that the company will continue as a going concern. At December 31,1999 the Company had cash and equivalents of $23,928, and negative working capital of $689,890. The Company generated losses of $582,184 for the fiscal year ended December 31,1998 and $2,523,982 for fiscal 1999. The Company will require a significant amount of capital to continue its planned operations. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its anticipated losses and planned principal operations. The Company's plans include sale of common stock to existing shareholders in amounts up to $1,500,000. There is no assurance that the Company will be successful in these efforts. In the event the Company receives minimal or no proceeds from these efforts, the Company will seek alternative funding sources and may adjust its focus and expenditures required for implementing its planned operations. The Company has obtained written commitments from major shareholders to purchase up to 1.5 million dollars worth of additional shares at market price of the Company's common stock during the time period February 14th to May 31st 1999. These commitments are subject to an active market being made in Nova's common stock on the OTC Bulletin Board. An active market is defined as average daily trading volume of 10-20 thousand shares per day. In order to help eliminate aforementioned unfavorable working capital position, the Company is planning a debt restructuring program. The program will seek to convince existing vendors to convert current debt to either common stock, or to l2 to 18 month payment plans. These factors, among others indicate that the Company may be unable to continue as a going concern for a reasonable period of time. These financial statements do not include any adjustments that might result from the outcome of the above mentioned uncertainties.

NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


Basis of Presentation
The Company reports revenue and expenses using the accrual method of accounting for financial and tax reporting purposes. Revenues are recorded upon delivery of products and expenses are recorded when incurred

Use of Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principals. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Significant Risk and Uncertainties
Nova relies on two contract manufacturers for the production of all the Company's products. Should the relations between the Company and one or both the manufacturers become strained, there is a risk of interruption of product available for sale. There are numerous other competent manufacturers capable of handling Nova's production. Nova maintains a line of communication with several manufacturers who are capable of handling Nova's needs to hedge the unlikely event that relations with current manufacturers may deteriorate.

Pro Forma Compensation Expense
Nova accounts for costs of stock-based compensation in accordance with APB No. 25, "Accounting for Stock Based Compensation" instead of the fair value based method in SFAS No. 123. No stock options have been issued. Accordingly, no pro forma compensation expense is reported in these financial statements.

Cash and Cash Equivalents
The company considers temporary, highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories
Inventory is stated at the lower of cost (first in, first out) or market value. Inventory consists of products and packaging held for resale.

Property and Equipment
Property and equipment are stated at historical cost.

Depreciation, Amortization and Capitalization
The Company records depreciation and amortization using both straight-line and declining balance methods over the estimated useful life of the assets (three to seven years). Expenditures for maintenance and repairs are charged to expense as incurred. Additions, major renewals and replacements that increase the property's useful life are capitalized. Property sold or retired, together with the related accumulated depreciation, is removed from the appropriate accounts, and the resultant gain or loss is included in net income.

NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


Other Assets
Prepaid licenses and prepaid formulation costs are amortized on a straight-line basis over a period of ten years. Prepaid royalty is amortized at a rate of .00625% of net sales of the product NxTrim.

Income Taxes
The company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under statement 109, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.

Fair Value of Financial Instruments
Financial Accounting Standards Statement No. 107, "Disclosures About Fair Value of Financial Instruments", requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The Company's financial instruments consist primarily of cash and certain investments.

Stock Option Plan
The company has a stock option agreement with one employee. The agreement grants certain options to this employee based upon achievement of predetermined levels of sales performance. Those levels of performance are as follows: If eighty percent (80%) of the sales volume based on the sales plan is achieved then the employee shall be entitled to five thousand (5,000) shares of stock at a value of $2.00 a share which will become vested immediately. If one hundred percent (100%) of the sales volume based on the sales plan is achieved then the employee shall be entitled to ten thousand (10,000) shares of stock at $2.00 a share. Should one hundred and twenty five percent (125%) or more of sales volume based on the sales plan be achieved, then the employee shall be entitled to twenty five thousand (25,000) shares of stock at $2.00 per share. At December 31, 1999 and 1998 no stock options had been granted under this plan.

Recently Issued Accounting Pronouncements
Recently issued accounting pronouncements will have no significant impact on the company and its reporting methods.

NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTTINUED

Per Share Information
The Company computes per share information by dividing the net loss for the period presented by the weighted average number of shares outstanding during such period.

Advertising Expense
The company generally expenses advertising costs as they are incurred. Advertising expenses incurred for the 12 months ended December 31, 1999 and 1998 were $471,866 and $574,095 respectively.

NOTE 2 - RECEIVABLE FINANCING

The company has entered into a receivable financing arrangement whereby the company borrows against certain receivables. The company receives immediate advances of 50% to 70% of the receivable balance, and the company pays interest at the approximate rate of 2% per month. Financed receivables that are unpaid to Nova after 90 days must be replaced, or paid by the company.

NOTE 3 - LONG TERM DEBT

Long term debt at December 31, 1999 and 1998 consists of:

Note payable stockholder, unsecured, accruing
interest at a rate of 6% per annum.
All remaining principal and accrued interest
balance of long term debt to stockholder is due
on January 31, 2001.  Subsequent to year end 1999,
shareholder has agreed to convert debt and              1999           1998
accrued interest into common stock.                   $ 311,039     $ 625,730

Note payable stockholder, unsecured, accruing
interest at a rate of 6% per annum.
All remaining principal and accrued interest
balance of long term debt to stockholder is due
on January 31, 2001.  Subsequent to year end,
shareholder has agreed to convert debt accrued
interest into common stock.                            700,458           <0>

Note payable related party, unsecured, accruing
interest at a rate of 7% per annum. Principal and
accrued interest are due and payable on
December 31, 1999.  Subsequent to year end, share-
holder has agreed to convert debt and accrued
interest into common stock.                             5,000          5,000
     Total                                          1,016,497        630,730

     Less amount included in current liabilities       <5,000>        <5,000>

     Net Long Term Debt                            $1,011,497       $625,730

NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 4 - PROVISION FOR INCOME TAXES

The provision for income taxes for the years ended December 31, 1999 and 1998 represents the minimum state income tax expense of the company, which is not considered significant. Deferred income taxes have been provided for in the accompanying balance sheets as follows:

Deferred income tax assets            12-31-99          12-31-98

Reserve for bad debts               $    8,000        $    6,800
Reserve for obsolescence                 8,000             4,000
Operating losses                     1,130,034           222,074
Valuation reserve                   <1,146,034>       $ <232,874>
Total deferred income tax assets    $       <0>       $       <0>

The Company established a valuation allowance to fully reserve the deferred tax asset. The realization of the asset did not meet the required asset recognition standard established by Financial Accounting Standard Statement No. 109 "Accounting for Income Taxes". The company has not yet demonstrated the ability to generate the required income to take advantage of the deferred tax benefit. For the twelve months ended December 31, 1999 and 1998, the Company had a net operating loss carry forward for income tax purposes of $2,169,900 and $555,184, respectively, which will be available to offset future taxable income through the year 2019.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Operating Leases
The company leases sales and office space under a non-cancelable operating lease terminating on June 11, 2002. In connection with the lease arrangement, the Company is obligated to make rental payments of $2750 per month. The company also leases furniture and equipment under various operating leases. Future annual minimum rental and lease commitments are as follows:

       Year      Office Rent          Furniture and Equipment

       1999       $ 33000                $ 5194
       2000       $ 33000                $ 4128
       2001       $ 33000                $ 1996
       2002       $ 16500                $ 1996
       2003       $   0                  $ 1331
       2004       $   0                  $   0

Litigation
Subsequent to December 31, 1998, a lawsuit was filed against Nova by a former supplier. Nova has responded to the lawsuit with a cross complaint against the supplier. Nova believes that the supplier's action is generally without merit. Since the discovery process has not yet begun, a possible range of a gain or loss from the litigation is not feasible at this time.

NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 5 - COMMITMENTS AND CONTINGENCIES - CONTINUED

Licensing and Consulting Agreements
The Company has currently entered into, and will continue to enter into, product licensing and royalty agreements that the Company's board of directors determine will enhance the Company's ability to market innovative products in a competitive field. Minimum annual commitments under these agreements amount to:

           YEAR            AMOUNT

           2000          $ 246,666
           2001          $ 316,665
           2002          $ 200,000
           2003          $  25,000
           2004          $  25,000
           2005          $  25,000
           2006          $  25,000
           2007          $  25,000
           2008          $  25,000

The company has also entered into various employment agreements. Known obligations on these contracts are included on these financial statements.

NOTE 6 - RELATED PARTY TRANSACTIONS

Notes Receivable - Related Party
As of December 31, 1999 and 1998, Nova holds a Promissory Note Receivable dated August 31, 1998 from a Director, in the amount of $5,000. The Note bears interest at an annual rate of 6% and has a stated principal payment date of December 31, 1998. The Company has agreed to extend the principal and accrued interest payment date to March 5, 2000. As of December 31, 1999 and 1998 the Company also holds a Promissory Note Receivable dated March 5, 1998 from the same Director, in the amount of $10,000. The note bears interest at an annual rate of 6% with principal and accrued interest payable on March 5, 2000.

Notes Payable - Related Party
Ralph Mann Officer, Director, and Shareholder, exchanged a note payable for shares of preferred stock on May 7, 1998. The principal balance of the note was $5,000 at December 31, 1999 and 1998. Interest expense totaled $300 and $195 for the twelve months ended December 31, 1999 and 1998 respectively. The terms of the note payable include an annual interest rate of 7%, with principal and accrued interest due and payable on December 31, 1999. Subsequent to December 31, 1999, Ralph Mann agreed to convert the principal and interest on this note to common stock in conjunction with a debt-restructuring plan conducted by the Company.

Notes Payable - Related Party
Ralph Mann, officer, director, and shareholder, has lent Nova money for operating funds under a note payable agreement. The principal balance of the

NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - RELATED PARTY TRANSACTIONS - CONTINUED

Note was $700,458 at December 31, 1999. Interest expense accrued at December 31, 1999 was $19,240. Interest expense totaled $19,240 for the year ended December 31, 1999. The original date of the note payable was January 31, 1999 in the amount of $91,000. The terms of the Note Payable include an annual interest rate of 6%, principal and accrued interest due and payable on January 31, 2001. Subsequent to December 31, 1999, Ralph Mann agreed to convert the principal and interest on this note to common stock in conjunction with a debt-restructuring plan conducted by the Company.

Notes Payable - Related Party
Showtime Partners, shareholder, has lent Nova money for operating funds under a note payable agreement. Showtime Partners is a general partnership consisting of 21 irrevocable trusts established in 1989 whose beneficiaries are all related to Ralph Mann, shareholder, officer, and director of the Company. The principal balance of the Note was $311,097 and $625,730 at December 31, 1999 and 1998. Interest
expense accrued was $35,623 and $13,025 at December 31, 1999 and 1998. Interest expense totaled $22,597 and $13,025 for the years ended December 31, 1999 and 1998. The original date of the note payable was May 7, 1998 in the amount of $203,000. The terms of the Note Payable include an annual interest rate of 6%, principal and accrued interest due and payable on January 31, 2001. Subsequent to December 31, 1999, Showtime Partners agreed to convert the principal and interest on this note to common stock in conjunction with a debt-restructuring plan conducted by the Company.

Royalty Expense - Related Party
A royalty agreement exists between the Company and a licensing group consisting of Showtime Partners, a shareholder, Ralph Mann, a director, officer, shareholder, and Ralph Mann Trusts 1-21, partners in Showtime Partners. Under the terms of the agreement, the Company obtained worldwide manufacturing and marketing rights to the formula, NxTrim. In exchange, the Company is obligated to pay a royalty of .00625% of net sales on the product NxTrim, after the amortization of $200,000 prepaid royalties purchased from Canyon Fitness Center. The term of the agreement is 10 years, with a 10-year renewal at the option of the licensor. The terms also include a minimum annual royalty of $25,000, and a cost of living adjustment. The company amortized the prepaid royalty of $4,412 and $11,864 in the years ended December 31, 1999 and 1998.

NOTE 7 - SUBSEQUENT EVENTS

In January 2000, the Company became a fully reporting company with the Securities and Exchange Commission. In February of 2000 Nova common shares began trading on the OTC Bulletin Board

NOVA PHARMACEUTICAL, INC.
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - SUBSEQUENT EVENTS -  CONTINUED

In March 2000, the Company completed a written debt restructuring with current vendors and shareholders. The Company obtained the following concessions from vendors and shareholders:

  Conversion of shareholder debt, including
    accrued interest expense to common stock             $ 1,071,854

  Conversion of accounts payable to common stock              46,301

       Total debt converted to equity                    $ 1,118,155

  Conversion of currently due accounts payable
    To twelve month payment plan beginning June 2000       $  76,852

  Conversion of currently due accounts payable
    To eighteen month payment plan beginning June 2000       286,647

       Total current debt converted to extended
         payment terms                                     $ 363,499

NOVA PHARMACEUTICAL, INC
STATEMENT OF OPERATING EXPENSES
FOR THE YEARS ENDED DECEMBER 31,


                                                 1999         1998
Sales and Marketing
  Advertising                               $ 471,866       $ 574,095
  Commissions                                  71,298         129,959
  Promotional Expense                         145,125          84,232
  Printing                                     27,126          36,673
  Salaries                                    155,280         134,690
  Royalty Expense                              70,002               -
  Telephone Expense                            29,238          25,395

    Total Sales and Marketing               $ 969,935       $ 985,044

General and Administrative
  Allowance for Uncollectable Accounts   $     25,561       $  20,133
  Amortization Expense                         50,000          51,231
  Bank Charges                                  7,780           4,568
  Contract Services                             4,523             -
  Depreciation Expense                          9,320           5,245
  Dues and Subscriptions                        2,923             -
  Employers Tax Expense                        37,162          39,971
  Insurance Expense                           102,219          74,517
  Legal and Accounting                        154,985          63,630
  Licenses, Permits & Fees                      3,278           3,177
  Office Supplies, Postage, Office Exps        49,460          34,128
  Product Testing	                                  -            1,792
  Professional Fees - Investor Relations      534,234             -
  Rent Expense                                 52,472          27,779
  Salaries - Administration                   273,527         230,670
  Shipping Expenses                           110,684         122,345
  Travel and Trade Shows                      126,456          66,673
  Utilities                                     5,252           2,169
                                         ------------      ----------
     Total General and Administrative     $ 1,549,836       $ 748,028



See Notes to Financial Statements

                       PART 11

Item 24. - INDEMNIFICATION OF OFFICERS AND DIRECTORS

The bylaws of Nova Pharmaceutical, Inc provides that a director of the Nova shall have no personal liability to Nova or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to Nova or our stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Nevada law for any transaction which the director derived an improper personal benefit. Nova's bylaws exculpates and indemnifies the directors, officers, employees, and agents of Nova from and against liabilities.

Item 25. - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

ITEM                             AMOUNT PAYABLE
                                  BY COMPANY
SEC Registration Fee                $  1,711
Legal Fees                             3,000
Miscellaneous                         18,500

Total                               $ 23,211

The selling shareholders will not pay any expenses in connection with the offering.

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES

In connection with a consulting agreements for investor relations, Nova has issued 701,666 shares of SEC Rule 144 restricted common stock.
  A-Z Professional Consultants, Inc      996,666 shares
  OTC Vision, Inc                          5,000 shares

Nova has issued 658,605 shares to shareholders who contributed common stock to investor relations, legal, and other consultants on behalf of work done for Nova. Shares issued were subjuct to SEC Rule 144 restrictions.
  Diana Snow Trust                        576,000 shares
  Gerald Romero Trust                      82,605 shares

Nova issued 150,000 SEC Rule 144 restricted common shares to a shareholder to replace free trading shares sold by a
shareholder at a discount to provide operating cash to Nova.
  Gerald Romero Trust                     150,000 shares

Nova issued 807,853 shares of SEC Rule 144 restricted stock to shareholders and vendors to exchange debt for stock in the debt restructuring conducted by Nova. Shares were issued at a 25% discount to market value in order to incent debtors to convert.
  Ralph Mann                              486,583 shares
  Showtime Partners                       285,925 shares
  Promotions Distribution
    Services Corp.                         27,425 shares
  Creative Network, Inc.                    7,920 shares

Nova issued 390,335 shares of SEC Rule 144 restricted stock to The Nova Pharmaceutical, Inc Debt Restructuring Trust to provide capital to pay down debt in the debt restructuring conducted by Nova.

All of the above issuances were made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities Act of 1933.

Item 27.   Exhibit Index.

(1)      Not Applicable
(2)      Not Applicable
(3) Articles of Incorporation incorporated by reference to Form 10-SB filed on October 13, 1999, SEC file
         No.0-30288.
3.1 Bylaws incorporated by reference to Form 10-SB filed on October 13, 1999, SEC file No. 0-30288.
3.2 Articles of Merger incorporated by reference to Form 10-S filed on October 13, 1999, SEC file No.
         0-30288.



3.3      Plan of Merger incorporated by reference to Form
         10-SB filed on October 13, 1999, SEC file No. 0-
         30288.
4.1 Registration rights for preferred shares incorporated by reference to Form 10-SB filed on October 13,1999 SEC file no. 0-30288.
(5)      Not Applicable
(6)      Not Applicable
(7)      Not Applicable
(8)      Not Applicable
(9)      Not Applicable
10.1 Employment contract - Fred Zinos incorporated by reference to Form 10-SB filed on October 13, 1999
         SEC file No. 0-30288.
10.2 Employment contract - R. Eggering incorporated by reference to Form 10-SB filed on October 13, 1999
        SEC file No. 0-30288.
10.3    Master Purchase and Sale Agreement - Sun Capital
        Incorporated by reference to Form 10-SB filed on October 13, 1999 SEC file no. 0-30288.
10.4    Gold's Gym International, Inc Merchandising License
        Agreement incorporated by reference to Form 10-SB filed
        On October 13, 1999 SEC file no. 0-30288.
10.5    Nutripharmaceutical, Inc Manufacturing Agreement
        Incorporated by reference to Form 10-SB filed on October
         13, 1999 SEC file no. 0-30288.
10.6    National Broker Dealer Service Corp. Consulting
        Agreement incorporated by reference to Form 10-SB
         Filed on October 13, 1999 SEC file no. 0-30288.
10.7    Compass Point Group, Inc. Consulting Agreement
         Investor Relations Production incorporated by reference
         To Form 10-SB filed on October 13, 1999 SEC file no.
         0-30288.
10.8    Compass Point Group, Inc. Consulting Agreement
         Investor Relations incorporated by reference
         To Form 10-SB filed on October 13, 1999 SEC file no.
         0-30288.
10.9    Note Payable to Showtime Partners, Shareholder
        With Amendments incorporated by reference to Form 10-SB
         Filed on October 13, 1999 SEC file no. 0-30288.
10.10   Note Receivable Dr. Carlos Schmidt, M.D., Director
        Incorporated by reference to Form 10-SB dated October
        13, 1999 SEC file no. 0-30288.
10.11   Note Payable Ralph Mann incorporated by reference to
         Form 10-SB dated October 13, 1999 SEC file no. 0-30288.
10.12   License and Royalty Agreement - NxTrim incorporated by
        Reference to Form 10-SB dated November 24, 1999 SEC file
         No. 0-30288.
10.13   Share Purchase Agreements - Diana Snow Trust & Gerald
         Romero Trust incorporated by reference to Form 10-K for the Year ended December 31, 1999
10.14 Consulting Agreement dated 3-7-00 between Nova and A-Z Professional Consultants, Inc.
10.15    Trust Agreement with Farmers and Merchants Bank of
         Long Beach
10.16    Services Agreement between Hawthorne Direct, Inc.
        dated 2-8-00
(11)    Not Applicable
(12)    Not Applicable
(13)    Not Applicable
(14)    Not Applicable
(15)    Not Applicable
(16)    Not Applicable
(17)    Not Applicable
(18)    Not Applicable
(19)    Not Applicable
(20)    Not Applicable
(21)    Not Applicable
(22)    Not Applicable
(23)    Not Applicable
(24)    Consent of Sarna & Company, Certified Public Accountants
(25)    Not Applicable
(26)    Not Applicable
(27)    Financial Data Schedule
(28)    Not Applicable

Item 28.   Undertaking.

The undersigned registrant hereby undertakes:
(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the
information in the registration statement.   Notwithstanding the
foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase
and the terms of any later reoffering.   If the underwriters make any
public offering of the securities on terms different from those on the cover page of the prospecutus, we shall file a post-effective amendment to state the terms of such offering.

(c)  Not applicable.

(d) to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lake Elsinore, State of California on the 25th day of May, 2000.

                                 Nova Pharmaceutical, Inc.


                                  /s/Ralph Mann
                                 ---------------------------
                                   By: Ralph Mann, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


Signature                  Capacity                   Date

/s/Ralph Mann,       Principal Executive Officer      May 25, 2000
---------------           Director
Ralph Mann

/s/ Robert Eggering       Chief Financial Officer     May 25, 2000
----------------            Controller


/s/ James Ayres            Director                   May 25, 2000
-------------------
James Ayres

/s/Carlos Schmidt           Director                 May 25, 2000
---------------------
Carlos Schmidt